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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Watts Water Technologies, Inc.
March 31, 2015

Dear Stockholder:

        It is my pleasure to invite you to attend our 2015 Annual Meeting of Stockholders, which will be held on Wednesday, May 13, 2015 at 9:00 a.m. at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. On the pages following this letter you will find the notice of our 2015 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the business matters listed in the notice. Following completion of the scheduled business at the 2015 Annual Meeting, we will report on our operations and answer questions from stockholders.

        Whether or not you plan to attend the 2015 Annual Meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by mailing a completed proxy card or, if your proxy card or other instruction form so indicates, by telephone or over the Internet.

        We hope that you will be able to join us at the 2015 Annual Meeting.

Sincerely,

ROBERT J. PAGANO, JR. President and Chief Executive Officer

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2015

To the Stockholders of
Watts Water Technologies, Inc.

        Notice is hereby given that the 2015 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845, on Wednesday, May 13, 2015, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect eight directors to our Board of Directors, each to hold office until our 2016 Annual Meeting of Stockholders and until such director's successor is duly elected and qualified; and

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

        The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 20, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
KENNETH R. LEPAGE General Counsel, Executive Vice President of Human Resources and Secretary

North Andover, Massachusetts
March 31, 2015

i

ii

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 13, 2015

PROXY STATEMENT

 INFORMATION ABOUT THE ANNUAL MEETING

        Our 2015 Annual Meeting of Stockholders will be held on Wednesday, May 13, 2015 at 9:00 a.m., local time, at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. For directions to our principal executive offices, please visit the Annual Meeting page on our website at http://www.wattswater.com/annualmeeting. If you have any questions about the Annual Meeting, please contact Kenneth Lepage, our corporate Secretary, by telephone at (978) 688-1811 or by sending a written request for information addressed to Kenneth Lepage at our principal executive offices.

Information About this Proxy Statement

        You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. (which we also refer to as Watts Water or the Company) is soliciting your proxy to vote your shares at the 2015 Annual Meeting and at any adjournment or postponement of the 2015 Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 20, 2015 are entitled to receive notice of and to vote at the Annual Meeting.

        We are mailing this proxy statement and the accompanying proxy on or about March 31, 2015 to our stockholders of record as of March 20, 2015. We are also mailing our Annual Report for the fiscal year ended December 31, 2014 to such stockholders concurrently with this proxy statement. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available on our website at http:// www.wattswater.com.If you are a stockholder and would like a copy of our Annual Report on Form 10-K or any of its exhibits sent to you, we will send it to you without charge. Please address all such requests to Kenneth Lepage at our principal executive offices.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 13, 2015

        The proxy statement and annual report to security holders are available at http://www.wattswater.com/annualmeeting.

Information About Voting

        Each share of our class A common stock, par value $0.10 per share, outstanding on the record date is entitled to one vote on each matter submitted, and each share of our class B common stock, par value $0.10 per share, outstanding on the record date is entitled to ten votes on each matter submitted. As of the close of business on March 20, 2015, there were outstanding and entitled to vote 28,430,292 shares of class A common stock and 6,479,290 shares of class B common stock.

Stockholders of Record

        Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  •
  By telephone—Stockholders of record located in the United States and Canada can vote by calling the toll-free telephone number listed on the proxy card and following the instructions on the proxy card;

  •
  By Internet—Stockholders of record can vote over the Internet by visiting the website listed on the proxy card and following the instructions on the proxy card; or

  •
  By mail—Stockholders of record may vote by mail by signing, dating and mailing the enclosed proxy card and returning it in the enclosed prepaid envelope.

If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted "FOR" the election of each of the eight nominees for the Board of Directors and the ratification of the appointment of KPMG LLP.

        You may revoke or change your proxy at any time before it is exercised by (i) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (ii) voting in person at the Annual Meeting, (iii) granting a subsequent proxy through the Internet or by telephone, or (iv) sending a written revocation to our corporate Secretary at our principal executive offices. Attending the Annual Meeting will not revoke your proxy unless you specifically request that your proxy be revoked by sending a written revocation to our corporate Secretary before the proxy is exercised or you vote in person at the Annual Meeting.

Beneficial Owners

        If you are a beneficial owner and your shares are held in "street name" by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        The presence, in person or by proxy, of outstanding shares of class A common stock and class B common stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at our Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange, or NYSE, to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if the nominee holder does not receive voting instructions from you, but will not have discretionary authority to vote on any of the other matters presented for consideration at the Annual Meeting.

Election of Directors

        Under our by-laws, the eight director nominees receiving the highest number of affirmative votes out of the total number of votes represented by shares present (either in person or by proxy) and entitled to vote at the meeting will be elected as directors (Proposal 1). You may vote for all of the director nominees, withhold your vote from all of the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld and broker non-votes will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Ratification of Our Independent Registered Public Accounting Firm

        Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2). If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Because brokers have discretionary authority under NYSE rules to vote your shares on Proposal 2, any proxy submitted by a broker or other nominee that refrains from voting on such proposal will be considered present at the meeting and entitled to vote on such proposal and have the same effect as a vote against such proposal.

Solicitation of Proxies

        We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for their reasonable expenses.

Other Business to be Considered

        Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board has nominated each of the eight individuals named below for election as a director. If elected, each nominee will serve until our 2016 Annual Meeting and until such director's successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All of the nominees are currently members of our Board and were elected by our stockholders at the 2014 Annual Meeting, except for Robert J. Pagano, Jr., who was elected to our Board upon commencement of his employment with the Company on May 27, 2014. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board. In accordance with the Board's retirement age policy, current Board member Kennett F. Burnes is not standing for reelection at the 2015 Annual Meeting and the number of directors will be reduced by resolution of the Board to eight at the time of the 2015 Annual Meeting.

        Our Board of Directors recommends that stockholders vote FOR the election of each nominee as a director of Watts Water Technologies, Inc.

Information as to Nominees for Director

        Set forth below are the names of the nominees for our Board of Directors, their ages, principal occupations for at least the past five years, the years they originally became members of our Board of Directors and certain other information. The information provided below is current as of February 1, 2015 except for the ages of the nominees, which are current as of May 13, 2015, the date of our 2015 Annual Meeting.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Robert L. Ayers	69	Mr. Ayers was Senior Vice President of ITT Industries and President of ITT Industries Fluid Technology from October 1999 until September 2005. Mr. Ayers continued to be employed by ITT Industries from September 2005 until his retirement in September 2006, during which time he focused on special projects for the company. ITT Industries Fluid Technology manufactured a broad range of pumps, mixers, controls and treatment systems. Mr. Ayers joined ITT Industries in 1998 as President of ITT Industries Industrial Pump Group. Mr. Ayers served as a member of the Board of Directors of T-3 Energy Services, Inc., a provider of oil field products and services, from August 2007 to January 2011.	2006

Skills and Qualifications.    Mr. Ayers' skills and qualifications to serve on our Board include his extensive international, channel management, operations and sales and marketing experience with manufacturing companies in the fluid control industry.

Bernard Baert	65

Mr. Baert served as Senior Vice President and President, Europe and International of PolyOne Corporation from January 2010 until his retirement in April 2012. Mr. Baert served as Senior Vice President and General Manager, Color and Engineered Materials—Europe and Asia for PolyOne Corporation from 2006 to December 2009 and as Vice President and General Manager, Color and Engineered Materials—Europe and Asia from 2000 to 2006. From 1995 to September 2000, Mr. Baert was General Manager, Color—Europe for M.A. Hanna Company, the predecessor to PolyOne Corporation. PolyOne Corporation is a worldwide provider of specialty polymer materials, services and solutions. Prior to joining M.A. Hanna, Mr. Baert was General Manager, Europe for Hexcel Corporation and spent 17 years with Owens Corning where he served as a plant manager and held various positions in the areas of cost control and production.

			2011

Skills and Qualifications.    Mr. Baert's skills and qualifications to serve on our Board include his extensive general management and manufacturing experience, international experience, particularly in Europe, and his experience executing and integrating acquisitions in Europe, Asia and South America.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Richard J. Cathcart	70

Mr. Cathcart was Vice Chairman and a member of the Board of Directors of Pentair, Inc. from February 2005 until his retirement in September 2007. Mr. Cathcart served as President and Chief Operating Officer of Pentair's Water Technologies Group from January 2001 until February 2005. Mr. Cathcart also served as Executive Vice President and President of Pentair's Water Technologies Group from February 1996 to January 2001 and as Executive Vice President, Corporate Development from March 1995 to February 1996. Pentair is a diversified manufacturing company. Pentair's Water Technologies Group provided products and systems used in the movement, storage, treatment and enjoyment of water. Mr. Cathcart is also a member of the Board of Directors of Fluidra S.A., an international manufacturer of accessories and products for swimming pools, irrigation, and water treatment and purification systems.

			2007

Skills and Qualifications.    Mr. Cathcart's skills and qualifications to serve on our Board include his familiarity with our industry stemming from his service as an operating executive with an international manufacturing company in the fluid control industry, his strategic planning expertise and his extensive international experience as a business executive and as a board member of a public company based in Europe.

W. Craig Kissel	64

Mr. Kissel previously was employed by American Standard Companies Inc. from 1980 until his retirement in September 2008. American Standard was a leading global supplier of air conditioning and heating systems, vehicle control systems and bathroom china and faucet-ware. During his time at American Standard, Mr. Kissel served as President of Trane Commercial Systems from 2004 to June 2008, President of WABCO Vehicle Control Systems from 1998 to 2003, President of the Trane North American Unitary Products Group from 1994 to 1997, Vice President of Marketing of the Trane North American Unitary Products Group from 1992 to 1994 and held various other management positions at Trane from 1980 to 1991. From 2001 to 2008, Mr. Kissel served as Chairman of American Standard's Corporate Ethics and Integrity Council, which was responsible for developing the company's ethical business standards. Mr. Kissel also served in the U.S. Navy from 1973 to 1978. Mr. Kissel has served as a director of Chicago Bridge & Iron Company since May 2009. Chicago Bridge & Iron Company engineers and constructs some of the world's largest energy infrastructure projects.

			2011

Skills and Qualifications.    Mr. Kissel's skills and qualifications to serve on our Board include his experience managing manufacturing businesses, his familiarity with commercial and residential construction markets, international experience, product management and distribution experience, and his experience developing ethical business standards at American Standard.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
John K. McGillicuddy	71

Mr. McGillicuddy was employed by KPMG LLP, a public accounting firm, from June 1965 until his retirement in June 2000. In June 1975, Mr. McGillicuddy was elected into the Partnership of KPMG LLP, where he served as Audit Partner, SEC Reviewing Partner, and Partner-in-Charge of Professional Practice. Mr. McGillicuddy is a former Chairman of the Better Business Bureau of Massachusetts. Mr. McGillicuddy is a member of the Board of Directors of Brooks Automation, Inc., a global provider of automation, vacuum and instrumentation solutions to the semiconductor and related industries. Mr. McGillicuddy is also a member of the Board of Directors of Cabot Corporation, a manufacturer of specialty chemicals and performance materials.

			2003

Skills and Qualifications.    Mr. McGillicuddy's skills and qualifications to serve on our Board include his 35 years of experience working in public accounting and his experience serving as a director of two other publicly traded international manufacturing companies.

Joseph T. Noonan	33

Mr. Noonan has served as Chief Executive Officer of Homespun Design, Inc. since November 2013. Homespun Design is a start-up phase online retailer of American-made furniture and design founded by Mr. Noonan. Mr. Noonan previously worked as an independent digital strategy consultant from November 2012 to November 2013. Mr. Noonan was employed by Wayfair LLC from April 2008 to November 2012. During his time at Wayfair, Mr. Noonan served as Senior Director of Wayfair International from June 2011 to November 2012, Director of Category Management and Merchandising from February 2009 to June 2011 and Manager of Wayfair's Business-to-Business Division from April 2008 to February 2009. Wayfair is an online retailer of home furnishings, décor and home improvement products. Prior to joining Wayfair, Mr. Noonan worked as a venture capitalist at Polaris Partners and as an investment banker at Cowen & Company.

			2013

Skills and Qualifications.    Mr. Noonan's skills and qualifications to serve on our Board include his extensive background in e-commerce, acquisition and business integration experience, and his unique perspective as a member of the Horne family.

Robert J. Pagano, Jr.	52

Mr. Pagano has served as Chief Executive Officer and President of our Company since May 2014 and as interim Chief Financial Officer since October 2014. Mr. Pagano previously served as Senior Vice President of ITT Corporation and President, ITT Industrial Process from April 2009 to May 2014. Mr. Pagano originally joined ITT in 1997 and served in several additional management roles during his career at ITT, including as Vice President Finance, Corporate Controller, and President of Industrial Products. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT, Mr. Pagano worked at KPMG LLP. Mr. Pagano is a Certified Public Accountant.

			2014

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Skills and Qualifications.    Mr. Pagano's skills and qualifications to serve on our Board include his extensive experience as an operating executive with an international manufacturing company and his depth of knowledge about our Company and our industry.

Merilee Raines	59

Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Ms. Raines also served as Executive Vice President of IDEXX from July 2012 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology based products and services for companion animal, livestock, poultry, water quality and food safety, and human point-of-care diagnostics. Ms. Raines is a member of the Board of Directors of Aratana Therapeutics, Inc., a pet therapeutics company focused on the licensing or acquisition, development and commercialization of innovative biopharmaceutical products for cats, dogs and other companion animals. Ms. Raines is also a member of the Board of Directors of Affymetrix, Inc., a provider of life science and molecular diagnostic products that enable analysis of biological systems at the gene, protein and cell level.

			2011

Skills and Qualifications.    Ms. Raines' skills and qualifications to serve on our Board include her extensive financial and accounting experience with a similarly sized international manufacturing company.

Director Compensation

        Our non-employee directors are compensated for their service as directors. During 2014, our current Chief Executive Officer, Robert J. Pagano, Jr., and our former Chief Executive Officer, David J. Coghlan, were the only members of our Board of Directors who were employees of Watts Water, and they did not receive any additional compensation for their service as directors. Our current compensation arrangements for non-employee directors were set in July 2014, informed by a comprehensive competitive analysis of non-employee director compensation performed for the Compensation Committee by Pearl Meyer & Partners. Set forth below is a summary of the current annual compensation arrangements for our non-employee directors.

Annual cash retainer:	$70,000
Additional annual retainer for the Chairman of the Board of Directors:	$60,000
Additional annual retainer for the Chairman of the Audit Committee:	$20,000
Additional annual retainer for the Chairman of the Compensation Committee:	$15,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee:	$12,500
Value of annual grant of class A common stock:	$100,000

        We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board. Non-employee directors do not receive any additional compensation for attendance at Board or committee meetings.

        Our Board typically approves grants of stock awards to non-employee directors at its regularly scheduled third quarter meeting. Such awards are not subject to vesting or any other conditions or restrictions. We have adopted the practice that the number of shares awarded to our non-employee directors is determined using a twelve-month trailing average stock price and such awards are granted on the third business day following the release of our second quarter earnings to the public. The Board granted 1,751 shares of class A common stock to each of Messrs. Ayers, Baert, Burnes, Cathcart, Kissel, McGillicuddy and Noonan and Ms. Raines on August 1, 2014.

        We have instituted a program under which our non-employee directors may defer receipt of their annual grant of shares of class A common stock. If any dividends are paid on our class A common stock during the period in which the stock is deferred, the non-employee director is credited with cash in the amount he or she would have received if the shares had been issued and held by the director at the time the dividend was paid. The accrued dividends will be distributed, without interest, in cash at the time that the stock is issued to the director at the end of the deferral period chosen by such director. Messrs. Ayers, Burnes, Cathcart and McGillicuddy and Ms. Raines elected to defer receipt of their 2014 stock awards.

        Our non-employee directors are subject to stock ownership guidelines. These guidelines stipulate that each non-employee director should own shares of our class A common stock with a market value of at least $180,000. It is expected that this ownership level will generally be achieved within a three-year period beginning when a director is first elected to the Board. For purposes of determining a director's compliance with these ownership guidelines, any deferred shares are considered held by the director. The Compensation Committee reviews each non-employee director's compliance with these guidelines on an annual basis. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2014, all of our non-employee directors who had been members of our Board for three or more years were in compliance with our stock ownership guidelines.

        The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2014.

2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)

Robert L. Ayers	62,500	100,630	163,130

Bernard Baert	62,500	100,630	163,130

Kennett F. Burnes	69,375	100,630	170,005

Richard J. Cathcart	75,625	100,630	176,255

W. Craig Kissel	62,500	100,630	163,130

John K. McGillicuddy	107,500	100,630	208,130

Joseph T. Noonan	62,500	100,630	163,130

Merilee Raines	76,250	100,630	176,880

(1)
The amounts in this column reflect the grant date fair value of the stock awards granted during 2014 determined in accordance with Financial Accounting Standards Board

  Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 12 to our audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015. The amounts reflected in this column for Messrs. Ayers, Burnes, Cathcart and McGillicuddy and Ms. Raines were deferred under our non-employee director stock deferral program described above.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

        We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the NYSE and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

        Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints executive officers and oversees succession planning and our executive officers' performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

        Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

        In 2014, our Board met seven times and each incumbent director who will be standing for reelection at the 2015 Annual Meeting attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

The Role of our Board in Risk Oversight

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Watts Water, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation processes and strategies. When a committee receives a report on a particular risk, the chairman of the relevant committee reports on the committee's discussion of such risk to the full Board during the next full Board meeting. This enables the Board and its committees to coordinate the risk oversight role. As part of its charter, the Audit Committee discusses the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management.

Board Leadership Structure

        We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for the operational management of Watts Water, providing day-to-day leadership and managing our performance. The Chairman of the Board provides guidance to our Chief Executive Officer, works with our Chief

Executive Officer to set the agenda for Board meetings and presides over meetings of the full Board, including executive sessions of the non-management and independent directors.

Performance of Our Board and Committees

        Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Nominating and Corporate Governance Committee oversees our Board's self-evaluation process. The results of each committee's annual self-evaluation are reported to the full Board.

Business Ethics and Compliance

        We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide. The Code of Business Conduct is posted in the "Investor Relations" section of our website at http://www.wattswater.com. Any amendments to, or waivers of, the Code of Business Conduct which apply to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or any person performing similar functions will be disclosed on our website within four business days of the date of such amendment or waiver.

Director Independence

        As of February 1, 2015, members of the Horne family beneficially owned 6,429,290 shares of our class B common stock that are subject to The George B. Horne Voting Trust Agreement—1997. These shares represent 68.9% of our total outstanding voting power. As trustee of The George B. Horne Voting Trust Agreement—1997, Timothy P. Horne has sole power to vote all of the shares subject to the trust and effectively exercises control over voting power for the election of our directors. As a result, we are a "controlled company" under NYSE rules. As a controlled company, under NYSE rules, we are not required to have a majority of independent directors or compensation or governance committees consisting solely of independent directors. However, we strive to achieve the highest standards of corporate governance, including with respect to director independence, despite our status as a controlled company. Accordingly, we have chosen not to take advantage of the controlled company exemption under NYSE rules and are committed to having a Board with at least a majority of independent directors.

        Under our Corporate Governance Guidelines, we require that at least a majority of the members of our Board meet the independence requirements of the NYSE. Under NYSE rules, a director qualifies as "independent" if the Board affirmatively determines that the director has no material relationship with the company of which he or she serves as a director. The Board is required to consider broadly all relevant facts and circumstances in making an independence determination. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Nominating and Corporate Governance Committee annually evaluates the independence of each non-employee director nominee and makes recommendations to the Board. In making its recommendations, the Nominating and Corporate Governance Committee applies NYSE rules to determine a director's independence and evaluates any other business, legal, accounting or family relationships between all non-employee director nominees and Watts Water.

        In February 2015, the Nominating and Corporate Governance Committee and our Board reviewed all relationships between Watts Water and each non-employee director nominee to determine compliance with the NYSE independence rules and our Corporate Governance Guidelines, and to evaluate whether there are any other facts or circumstances that might impair the director's independence. Based on the results of this review and the recommendations of the Nominating and Corporate Governance Committee, the Board determined that seven of our nine current directors (Messrs. Ayers, Baert, Burnes, Cathcart, Kissel and McGillicuddy and Ms. Raines) are independent under NYSE rules and that the composition of our Board therefore complies with our Corporate Governance Guidelines. With respect to Mr. Noonan, the Board determined that he is a non-management director under NYSE rules, but not independent under NYSE rules because he is the son-in-law of Timothy P. Horne, our controlling stockholder.

Horne Family Board Participation

        Timothy P. Horne served as a member of our Board of Directors until our 2010 Annual Meeting, when he retired from the Board in compliance with the age limitation for Board members contained in our Corporate Governance Guidelines. Since his retirement from the Board, Mr. Horne has served as a director emeritus and has selectively participated in certain Board discussions at the invitation of our Board. In May 2013, Mr. Horne's son-in-law, Joseph T. Noonan, was elected as a member of our Board. We believe that it is strategically important for a Horne family member to be actively engaged in the oversight of Watts Water, including by serving on our Board of Directors. Through Mr. Noonan's participation on the Board, the Horne family's long-term perspective is considered in all Board decisions. Having a Horne family member on the Board serves as an effective link between the Board and the controlling Horne family stockholders. Board service also provides the controlling Horne family stockholders with an active means by which to oversee their investment.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on governance issues. The Corporate Governance Guidelines are posted in the "Investor Relations" section of our website at http://www.wattswater.com.

Executive Sessions

        In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. The Chairman of the Board or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

        Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

        Directors are encouraged to attend our annual meetings of stockholders. Seven of our directors attended the 2014 Annual Meeting either in person or by telephone conference call.

Committees of the Board

        Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable NYSE and SEC rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the "Investor Relations" section of our website at http://www.wattswater.com. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit Committee

        The Audit Committee currently consists of four members: Ms. Raines (Chairperson) and Messrs. Baert, Burnes and McGillicuddy. Ms. Raines replaced Mr. McGillicuddy as Chairperson of the Audit Committee in February 2014. The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the NYSE as well as Rule 10A-3 under the Securities Exchange Act of 1934. In addition, the Board has determined that Mr. McGillicuddy and Ms. Raines are "audit committee financial experts," as defined by SEC rules. During 2014, the Audit Committee held eight meetings. Our Audit Committee assists the Board in, among other things:

  •
  its oversight of the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications, independence and performance of our independent registered public accounting firm; and

  •
  the performance of our internal audit function.

The Audit Committee's responsibilities also include:

  •
  the appointment and evaluation of our independent registered public accounting firm;

  •
  the oversight of our systems of internal accounting and financial controls;

  •
  the review of management's assessment and management of risk;

  •
  the review of the annual independent audit of our financial statements;

  •
  the review of our Code of Business Conduct;

  •
  the establishment of "whistle-blowing" procedures; and

  •
  the oversight of other compliance matters.

Compensation Committee

        The Compensation Committee currently consists of three members: Messrs. Cathcart (Chairperson), Ayers and Kissel. During 2014, the Compensation Committee held five meetings. Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:

  •
  evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

  •
  review and approve the compensation of our other executive officers;

  •
  approve annual performance bonus targets and objectives and the annual bonus amounts paid to our executive officers under our Executive Incentive Bonus Plan;

  •
  approve all stock awards granted under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

  •
  review and submit recommendations to our Board of Directors on compensation for non-employee directors;

  •
  review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement; and

  •
  monitor our policies and practices for the development and succession of senior management.

        The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. The Chairman of the Compensation Committee works with management to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee request. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

        The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. The Compensation Committee has retained Pearl Meyer & Partners as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to executive compensation. Pearl Meyer does not provide any other services to Watts Water. The Compensation Committee requested and received responses to an independence questionnaire and an independence letter from Pearl Meyer for 2014, and based on those responses the Compensation Committee does not believe that Pearl Meyer has any conflict of interest or potential conflict of interest in providing compensation advice to the Compensation Committee. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information.

        In February 2015, the Compensation Committee conducted a review and assessment of risk as it relates to our compensation policies and practices and determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to cause a material adverse effect on Watts Water.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee currently consists of seven members: Messrs. Ayers (Chairperson), Baert, Burnes, Cathcart, Kissel and McGillicuddy and Ms. Raines. Mr. Ayers replaced Mr. Burnes as Chairperson of the Nominating and Corporate Governance Committee in October 2014. During 2014, the Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee is also responsible for periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board, and approving related person transactions.

Director Candidates

        The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our corporate Secretary, Kenneth Lepage, at our principal executive offices and marked to the attention of the Nominating and Corporate Governance Committee. In order to be considered for inclusion as a nominee for director in our proxy statement for our 2016 Annual Meeting, a recommendation must be received no later than December 2, 2015. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the "Investor Relations" section of our website at http://www.wattswater.com, or on written request to our corporate Secretary at our principal executive offices.

        In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee's review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets our minimum qualifications and possesses specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

        Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures described later in this proxy statement under "Stockholder Proposals".

Criteria and Diversity

        We believe that our Board should be composed of directors who, as a group, have the experience and skills that are collectively required to make informed Board decisions and provide effective Board oversight. The composite skills of the Board members and the ability and willingness of individual Board members to complement each other and to rely on each other's knowledge and expertise should produce informed Board members who are not afraid to disagree and who can intelligently assess management's performance and evaluate the Company's strategic direction. In considering whether to recommend any candidate for nomination to the Board, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee must be satisfied that the recommended nominee has, at a minimum:

  •
  the highest personal and professional integrity;

  •
  sound business and strategic judgment;

  •
  the ability to devote sufficient time and energy to the Board; and

  •
  the ability and will to challenge management while refraining from assuming management's role.

The Nominating and Corporate Governance Committee also considers experience in our industry or markets, international business experience, experience serving on the boards of public companies, experience acquiring companies and diversity of background and experience to be favorable characteristics in evaluating recommended nominees. In addition, the nominee must not serve on more than two public company boards in addition to our Board.

        Our Corporate Governance Guidelines and our Nominating and Corporate Governance Committee charter specify that the Nominating and Corporate Governance Committee and the Board understand the importance of diversity among members of the Board to our long-term success. Diversity encompasses a wide range of individual characteristics and experiences, including such things as gender, age, race, sexual orientation, national origin, religion, political affiliation, marital status, disability, and geographic background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

        During 2014, Messrs. Ayers, Cathcart and Kissel served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2014 is or has been an executive officer or employee of Watts Water.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Restrictions on Hedging and Pledging Transactions

        We prohibit all hedging transactions or short sales involving Company securities by all designated insiders under our Insider Trading Procedures, including all directors and executive officers. We also prohibit such designated insiders from holding any Company securities in margin accounts. No designated insider may pledge any Company securities as collateral for a loan unless the pledge has been approved in advance by the Compensation Committee.

Certain Relationships and Related Transactions

Transactions with Related Persons

        As more fully described in the "Principal Stockholders" section of this proxy statement, Timothy P. Horne controls approximately 68.9% of the voting power of our stock. Mr. Horne has served as a director emeritus of the Company since his retirement from our Board of Directors in May 2010. Pursuant to the Company's by-laws, Mr. Horne was reappointed as a director emeritus by our Board of Directors in February 2015 to serve a one-year term beginning on the date of our 2015 Annual Meeting and ending on the date of our 2016 Annual Meeting. As a director emeritus, Mr. Horne may be invited by our Board to attend meetings of the Board of Directors or any committee of the Board of Directors but he does not have the right to vote and he is not considered to be a member of the Board of Directors for any purpose (including quorum).

        In September 1996, we entered into a Supplemental Compensation Agreement with Mr. Horne, who was at that time our Chief Executive Officer and President, which provided that Mr. Horne would provide consulting services to us and receive certain compensation following his retirement as an employee of the Company. Mr. Horne retired as an employee on December 31, 2002. Under the agreement, as amended, Mr. Horne has agreed to provide consulting services to us for 300 to 500 hours per year so long as he is physically able. We agreed to pay Mr. Horne the greater of (i) one-half of the average of Mr. Horne's annual base salary as an employee of Watts Water during the three years immediately prior to his retirement or (ii) $400,000 for each calendar year following Mr. Horne's retirement until the date of his death, subject to certain cost-of-living increases each year. We paid Mr. Horne $598,562 for his consulting services in 2014. In the event of a change of control of the Company, Mr. Horne has the right to elect to receive a lump-sum payment instead of continuing to receive annual consulting fee payments. If Mr. Horne elects to receive the lump-sum payment, his obligation to provide consulting services to us terminates. The lump-sum payment would equal the present value of $23,650 monthly for life and would be determined with reference to discount rates and mortality tables applicable under our pension plan and an adjustment for inflation. If Mr. Horne elects to receive a lump-sum payment following a change of control of the Company, we also agreed to make a tax gross-up payment to him to cover all federal, state and local taxes payable by him with respect to the lump-sum payment. We also agreed to provide lifetime benefits to Mr. Horne, including use of secretarial services, use of an office at our corporate headquarters, retiree health insurance, reimbursement of tax and financial planning expenses, automobile maintenance expenses, one club membership, an indemnification agreement and payment of travel expenses when visiting our facilities in the course of providing consulting services to us. Our obligations to make the above-described payments to Mr. Horne and to provide the above-described benefits will not be affected or limited by Mr. Horne's physical inability to provide consulting services to us if such disability should occur.

Policies and Procedures for Related Person Transactions

        Our Board has adopted a Related Person Transaction Policy, which requires the review of any transaction, arrangement or relationship in which Watts Water is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board's Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction, regardless of the amount of any profit or loss;

  •
  the approximate dollar value involved in the related person transaction;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other material information regarding the related person transaction or the related person.

        The Nominating and Corporate Governance Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of Watts Water. The Nominating and Corporate Governance Committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of Watts Water; and

  •
  a transaction that is specifically contemplated by provisions of our charter or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of February 1, 2015, by:

  •
  each person or entity known by us to own beneficially more than 5% of either class of our common stock;

  •
  each of our directors and director nominees;

  •
  each of the executive officers named in the Summary Compensation Table; and

  •
  all of our current directors and executive officers as a group.

        In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after February 1, 2015 through the exercise of stock options, the settlement of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 1, 2015 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

			Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power
5% Stockholders
Timothy P. Horne	6,434,290	(3)(4)	18.4	99.2	68.9
Walter J. Flowers	1,894,710	(5)	6.2	29.2	20.3
Daniel W. Horne	1,666,970	(6)	5.5	25.7	17.9
Deborah Horne	1,666,970	(6)	5.5	25.7	17.9
Peter W. Horne	1,580,770	(7)	5.3	23.8	16.6
Gabelli Funds, LLC, et al.	2,497,990	(8)	8.8	0	2.7
BlackRock, Inc.	2,488,236	(9)	8.7	0	2.7
Wellington Management Group LLP	2,074,973	(10)	7.3	0	2.2
The Vanguard Group	1,785,983	(11)	6.3	0	1.9
Directors and Executive Officers
Robert L. Ayers	19,965	(12)	*	0	*
Bernard Baert	7,864	(13)	*	0	*
Kennett F. Burnes	16,111	(14)	*	0	*
Richard J. Cathcart	14,567	(15)	*	0	*
David J. Coghlan	5,000		*	0	*
Dean P. Freeman	3,383		*	0	*
W. Craig Kissel	7,059		*	0	*
Kenneth R. Lepage	91,834	(16)	*	0	*
John K. McGillicuddy	16,824	(17)	*	0	*
Elie Melhem	17,647	(18)	*	0	*
Joseph T. Noonan	3,394	(19)	*	0	*
Robert J. Pagano, Jr.	58,523	(20)	*	0	*
Merilee Raines	8,264	(21)	*	0	*
Mario Sanchez	23,239	(22)	*	0	*
All current executive officers and directors (13 persons)	300,175	(23)	1.0	0	*

*
Represents less than 1%

(1)
The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that the address of (i) Gabelli Funds, LLC et al. is One Corporate Center, Rye, New York 10580, (ii) BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022, (iii) Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210, and (iv) The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)
The number of shares and percentages were determined as of February 1, 2015 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 34,986,809 shares were outstanding, of which 28,507,519 were shares of class A common stock and 6,479,290 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock at any time. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
Consists of (i) 1,350,000 shares of class B common stock and 5,000 shares of class A common stock held by Timothy P. Horne (for purposes of this footnote 3, "Mr. Horne"), (ii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne's brother, for which Walter J. Flowers serves as sole trustee, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne's sister, for which Mr. Horne serves as sole trustee, (iv) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, for which Peter W. Horne serves as sole trustee, (v) 22,600 shares of class B common stock held for the benefit of Tiffany Horne Noonan, Mr. Horne's daughter, under an irrevocable trust for which Mr. Horne serves as trustee, (vi) 132,740 shares of class B common stock held by a revocable trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers serves as sole trustee, (vii) 55,000 shares of class B common stock held for the benefit of Tara V. Horne, Mr. Horne's daughter, under an irrevocable trust for which Walter J. Flowers and Mr. Horne serve as co-trustees, and (viii) 40,000 shares of class B common stock held by a trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers and Mr. Horne serve as co-trustees. All of the shares of class B common stock noted in clauses (i) through (viii) (6,429,290 shares of class B common stock in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 ("1997 Voting Trust") for which Mr. Horne serves as trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Horne has sole power to vote or direct the vote of all of such shares, sole power to dispose or to direct the disposition of 1,377,600 of the shares, and shared power to dispose or to direct the disposition of 5,056,690 of the shares.

(4)
6,429,290 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Daniel J. Murphy III and Walter J. Flowers (each, a "Successor Trustee" and together, the "Successor Trustees"), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining Successor Trustee, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees do not unanimously concur on any matter not specifically contemplated by the terms of the 1997 Voting

  Trust, the vote of a majority of the Successor Trustees shall be determinative. The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 20.8% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 25.7% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Daniel W. Horne are subject, 25.7% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 23.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Peter W. Horne are subject, 0.3% of the Beneficial Interest as trustee of an irrevocable trust for the benefit of Tiffany Horne Noonan, 2.0% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Horne Noonan are subject, 0.8% of the Beneficial Interest as co-trustee of a trust for the benefit of Tara V. Horne, and 0.6% of the Beneficial Interest as co-trustee of a trust for the benefit of Tiffany Horne Noonan (representing an aggregate of 100% of the Beneficial Interest).

(5)
Consists of (i) 1,666,970 shares of class B common stock held in a revocable trust for the benefit of Daniel W. Horne for which Mr. Flowers serves as the sole trustee, (ii) 132,740 shares of Class B Common Stock held in a revocable trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers serves as the sole trustee, (iii) 55,000 shares of class B common stock held in a trust for the benefit of Tara V. Horne for which Mr. Flowers and Timothy P. Horne serve as co-trustees, and (iv) 40,000 shares of class B common stock held in a trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers and Timothy P. Horne serve as co-trustees. All of the shares of class B common stock noted in clauses (i) through (iv) (1,894,710 in the aggregate) are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Flowers has no power to vote or direct the vote of the shares and has shared power to dispose or direct the disposition of all of the shares. Mr. Flowers disclaims beneficial ownership of all such shares.

(6)
All of the shares are class B common stock and are held in revocable trusts. All of the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). The holders have no power to vote or direct the vote of the shares and have shared power to dispose or direct the disposition of the shares.

(7)
Consists of 35,760 shares of class A common stock and 1,545,010 shares of class B common stock, which are held in a revocable trust. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). Peter W. Horne has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the 85,760 shares that are not subject to the 1997 Voting Trust and shared power to dispose or direct the disposition of the 1,495,010 shares that are subject to the 1997 Voting Trust.

(8)
The amount shown and the following information are based solely on a Schedule 13D/A filed with the SEC on March 24, 2014 by Gabelli Funds, LLC, GAMCO Asset Management Inc. and Gabelli Securities, Inc. (collectively, for purposes of this footnote 8, the "Funds") reporting their aggregate holdings of shares of class A common stock. Mario J. Gabelli directly and indirectly controls the entities filing the Schedule 13D/A, which entities are primarily investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. Certain of these entities may also make investments for their own accounts. Gabelli Funds, LLC has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 684,200 of the shares. GAMCO Asset Management Inc. has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 1,716,840 of the shares. Gabelli Securities, Inc. has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 1,250 of the shares. Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the entities filing the Schedule 13D/A.

(9)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on January 22, 2015. BlackRock, Inc. has sole voting power with respect to 2,421,031 of the shares and sole dispositive power with respect to all of the shares.

(10)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 12, 2015. The shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, which is an investment adviser to these clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to Wellington Management Group LLP to have such right or power with respect to more than five percent of the shares. Wellington Management Group LLP has shared power to vote or to direct the vote of 1,293,765 of the shares and shared power to dispose or to direct the disposition of all of the shares.

(11)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 10, 2015. The Vanguard Group has sole voting power with respect to 40,082 of the shares, sole dispositive power with respect to 1,748,201 of the shares and shared dispositive power with respect to 37,782 of the shares.

(12)
Consists of 12,101 shares of class A common stock held by Mr. Ayers and 7,864 shares of class A common stock the receipt of which Mr. Ayers has deferred under our non-employee director stock deferral program.

(13)
Consists of 3,816 shares of class A common stock held by Mr. Baert and 4,048 shares of class A common stock the receipt of which Mr. Baert has deferred under our non-employee director stock deferral program.

(14)
Consists of 8,247 shares of class A common stock held by Mr. Burnes and 7,864 shares of class A common stock the receipt of which Mr. Burnes has deferred under our non-employee director stock deferral program.

(15)
Consists of 6,703 shares of class A common stock held by Mr. Cathcart and 7,864 shares of class A common stock the receipt of which Mr. Cathcart has deferred under our non-employee director stock deferral program.

(16)
Consists of 25,843 shares of class A common stock held by Mr. Lepage, 50,619 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2015, 4,192 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2015, and 11,180 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(17)
Consists of 8,960 shares of class A common stock held by Mr. McGillicuddy and 7,864 shares of class A common stock the receipt of which Mr. McGillicuddy has deferred under our non-employee director stock deferral program.

(18)
Consists of 3,282 shares of class A common stock held by Mr. Melhem, 4,134 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2015, and 10,231 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(19)
Consists of shares of class A common stock held by Mr. Noonan. Mr. Noonan's wife, Tiffany Horne Noonan, is the beneficiary of trusts holding an aggregate of 195,340 shares of class B common stock,

  but neither she nor Mr. Noonan have sole or shared voting or investment control over any of the shares.

(20)
Consists of shares of class A common stock issued to Mr. Pagano as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(21)
Consists of 6,513 shares of class A common stock held by Ms. Raines and 1,751 shares of class A common stock the receipt of which Ms. Raines has deferred under our non-employee director stock deferral program.

(22)
Consists of 3,548 shares of class A common stock held by Mr. Sanchez, 9,960 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2015, and 9,731 shares of class A common stock issued to Mr. Sanchez as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(23)
Consists of 91,490 shares of class A common stock held by our current executive officers and directors, 68,930 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2015, 4,192 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2015, 37,255 shares of class A common stock the receipt of which have been deferred under our non-employee director stock deferral program, and 98,308 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Programs

        The following Compensation Discussion and Analysis describes the material elements of our fiscal year 2014 compensation program and compensation paid thereunder. Most of the discussion relates to our "named executive officers" for fiscal year 2014, who were:

Robert J. Pagano, Jr.	Chief Executive Officer, President & interim Chief Financial Officer
Elie Melhem	President, Asia-Pacific
Mario Sanchez	President & Group Managing Director, EMEA
Kenneth R. Lepage	General Counsel, Executive Vice President of Human Resources & Secretary
David J. Coghlan	Former Chief Executive Officer & President
Dean P. Freeman	Former interim Chief Executive Officer, Chief Financial Officer & Executive Vice President

The Compensation Committee makes decisions for the total direct compensation of the named executive officers based on the factors described below. The Compensation Committee consists solely of independent, non-employee directors. In addition, for named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer's recommendations.

Executive Summary

Company Performance

        In 2014, we experienced positive results in certain areas of our business and confronted challenges in others. This divergent performance was driven by different economic and business dynamics within each region in which we participate. In the Americas, we saw continued revenue growth compared to 2013 as the U.S. residential construction marketplace continued to improve, the repair and replace end market remained strong, and the commercial market experienced moderate growth. We also saw consistent improvement in our manufacturing efficiency as the year progressed. In Europe, the Middle East and Africa ("EMEA"), the overall markets declined, especially during the second half of the year, which negatively impacted our sales. However, our ongoing business transformation program in EMEA and various restructuring initiatives resulted in productivity efficiencies and cost reductions that helped mitigate the effect of the struggling Eurozone economy and drove incremental operating profits despite the downturn in sales. In Asia-Pacific, we had solid growth as we expanded our sales and marketing efforts within the region.

        Overall, sales grew organically by 2.6% as compared to 2013. Organic sales growth excludes the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Compared to 2013, organic sales grew by 5.5% in the Americas and 22.6% in Asia-Pacific, but were partially offset by a 3.1% decrease in organic sales in EMEA in the face of weak economic conditions in Europe. We also completed a strategic acquisition of AERCO International, Inc. in 2014, providing an inroad to a key business adjacency.

Significant Changes in Senior Leadership During the Year

        This past year was a year of transition for our executive management team as we welcomed Mr. Pagano as our new Chief Executive Officer and President and Messrs. Coghlan and Freeman left the Company. Mr. Coghlan resigned as our Chief Executive Officer and President on January 9, 2014. Mr. Coghlan remained employed by the Company in a non-executive advisory role through January 31,

2014 in order to assist with the transition of his responsibilities. We did not provide Mr. Coghlan with any severance payments, and all of Mr. Coghlan's unvested stock options immediately terminated and his unvested shares of restricted stock were automatically forfeited, upon termination of his employment. Due to his resignation early in the year, Mr. Coghlan was not eligible for and did not receive any annual incentive or equity awards for 2014.

        Mr. Freeman served as interim President and Chief Executive Officer until Mr. Pagano joined the Company in May 2014. As described in more detail in "Long-Term Equity Incentive Awards" below, alignment of pay with performance was a key consideration in designing special inducement awards for Mr. Pagano when he joined the Company. Mr. Pagano received a special performance stock unit award in connection with his hiring that is entirely performance-based in that the number of shares ultimately issued to Mr. Pagano, if any, will be determined based on the Company's performance relative to a set of challenging goals with respect to revenue growth and return on invested capital. Mr. Pagano also received a time-vesting restricted stock award as an inducement to join our Company that was largely intended to replace the value of equity grants from his prior employer that he forfeited in order to join us. These initial grants were specific to the hiring of Mr. Pagano and are not intended to be continuing.

        In connection with Mr. Freeman's appointment as interim Chief Executive Officer following Mr. Coghlan's resignation, our Board of Directors paid Mr. Freeman a bonus of $230,000 to compensate him for taking on such additional responsibilities. Mr. Freeman's employment with the Company was terminated in October 2014. We entered into a separation agreement with Mr. Freeman in connection with the termination of his employment which provided him with a cash severance payment of $420,000, which was equal to one year of his base salary, and accelerated the vesting of stock options for the purchase of 6,000 shares of our class A common stock and 2,667 shares of restricted stock that would have vested in November 2014. The Separation Agreement contained a general release from Mr. Freeman and non-competition and non-solicitation covenants for the twelve-month period following the date of his termination.

Alignment of Pay with Performance

        A substantial portion of each executive's compensation opportunity is performance-based or aligned with stockholder value creation over time in the form of equity grants. Set forth below for our current Chief Executive Officer, and separately for the other current named executive officers, are charts illustrating the percentage of total target compensation corresponding to base salaries, annual incentives and long-term incentives.

Total Direct Compensation Opportunity—Current Chief Executive Officer (1)
Fixed 20%	Variable 80%
(Annualized Base Salary)	(Target Annual Incentive + Long-Term Incentive Value)(2)

Short-Term 40%	Long-Term 60%
(Annualized Base Salary + Target Annual Incentive)	(Long-Term Incentive Value)

Cash 40%	Equity-Based 60%
(Annualized Base Salary + Target Annual Incentive)	(Long-Term Incentive Value)

(1)
Total direct compensation opportunity does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan.

(2)
Long-Term Incentive Value consists of Mr. Pagano's annual grants of performance stock unit awards and restricted stock awards and does not include the initial equity grants made to him in connection with his hiring.

Total Direct Compensation Opportunity—Other Current Named Executive Officers (1) (Average allocation for three current Named Executive Officers other than the Chief Executive Officer)
Fixed 29%	Variable 71%
(Base Salary)	(Target Annual Incentive + Long-Term Incentive Value)(2)

Short-Term 46%	Long-Term 54%
(Base Salary + Target Annual Incentive)	(Long-Term Incentive Value)

Cash 46%	Equity-Based 54%
(Base Salary + Target Annual Incentive)	(Long-Term Incentive Value)

(1)
Other Current Named Executive Officers include Messrs. Melhem, Sanchez and Lepage. Total direct compensation opportunity does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan.

(2)
Long-Term Incentive value consists of stock options, performance stock unit awards and restricted stock awards.

        Other compensation decisions in 2014 reflected our compensation philosophy, as set forth in more detail below. Each of our current named executive officers other than our Chief Executive Officer received base salary increases in 2014, reflecting a consideration of individual and Company performance as well as competitive position relative to market, among other factors.

Other Practices and Policies to Promote Effective Compensation Governance

        Examples of practices and policies that the Committee has implemented to ensure effective governance of compensation plans include:

  •
  Our executives are subject to robust stock ownership guidelines.

  •
  Our executives are subject to a compensation recovery policy, or "claw back" policy, under which they may be required to repay unearned compensation in the event of a financial restatement due to fraud or misconduct.

  •
  The Compensation Committee has the authority to hire independent counsel and other advisors.

  •
  The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices.

  •
  Our Insider Trading Procedures prohibit hedging and short sale transactions, and no designated insiders may pledge Company securities as collateral unless approved in advance by the Compensation Committee.

  •
  None of our executive officers has an employment agreement with us.

Say on Pay

        At our 2011 Annual Meeting, we held an advisory vote on how often we should submit our executive compensation program to an advisory vote of our stockholders and 81% of the total votes cast on this proposal were cast in favor of holding the advisory vote every three years. In accordance with the stockholder voting results, our Board of Directors determined that stockholder advisory votes on executive compensation would occur every three years.

        We last submitted our executive compensation program to an advisory vote of our stockholders at our 2014 Annual Meeting and it received the support of 97% of the total votes cast on the proposal. Our Board of Directors reviewed the results of the 2014 advisory vote on our executive compensation program and determined that, given the significant level of support, no significant changes in our executive compensation policies or decisions were necessary. The Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to evolving factors such as the business environment and competition for talent. In considering changes to our compensation programs and policies, the Compensation Committee may seek additional input from stockholders with respect to our executive compensation policies and decisions.

        The next stockholder advisory vote on our executive compensation program will be held at our 2017 Annual Meeting. The next required stockholder advisory vote on the frequency of the advisory vote on executive compensation will also be held at our 2017 Annual Meeting.

Compensation Philosophy

        Our executive compensation philosophy, as set by the Compensation Committee of our Board of Directors, is to provide compensation programs that attract, retain and motivate our key executives who are critical to our long-term success. We implement this philosophy through the following principles:

  •
  Positioning total direct compensation and each component of compensation at approximately the median of our peer companies, which are industry and size relevant and which are identified by a rules-based selection process. Some variation in competitive positioning by executive is expected to account for factors such as tenure, individual performance and criticality of role. When assessing the competitive position of equity-based long-term incentives, we utilize the Black-Scholes-Merton Model or similar methodologies to measure the grant date fair value of our awards.

  •
  Rewarding achievement relative to short-term goals that we believe will drive long-term stockholder value creation.

  •
  Aligning long-term pay outcomes with stockholder value creation over time. This necessitates tying a significant portion of each executive's compensation to Company and individual performance, placing that compensation at risk.

        The following key elements are used to compensate our executives:

  •
  Base salaries, representing the only fixed element of total direct compensation.

  •
  Annual incentives, currently consisting of a performance-based bonus under the Executive Incentive Bonus Plan, which reward achievement relative to Company goals, both financial and strategic in nature.

  •
  Long-term incentives, currently consisting of stock options, performance stock units and restricted stock awards, which link pay outcomes to long-term stockholder value creation. Executive officers may also purchase restricted stock units under our Management Stock Purchase Plan, providing additional alignment with stockholder value creation.

In addition, we provide our executive officers with other employee benefits and limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. However, in general, the Compensation Committee strives to mitigate the use of these non-performance based forms of compensation without jeopardizing our ability to offer a compensation program that will attract and retain executives in a competitive market.

Benchmarking

        Benchmarking is one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, we use marketplace information as one factor in assessing the reasonableness of our executive compensation.

        Our executive compensation peer group was last reviewed and updated in 2013. At that time, the Compensation Committee requested Pearl Meyer to perform a comprehensive review of our executive compensation peer group. Pearl Meyer used a rules-based process to evaluate the Company's existing executive compensation peer group and to identify proposed changes to the peer group based on the similarity to Watts Water of the amount of their annual revenues and market capitalization as well as the similarity of their industry, business models, scope of their international operations, primary standard industrial classification codes, index memberships and analyst coverage, while attempting to minimize year-over-year changes in order to foster consistency in the benchmarking approach. Based on its review, Pearl Meyer determined that the Company was smaller in terms of revenue and market capitalization than most of the companies in the preexisting executive compensation peer group and recommended the removal of certain firms and the addition of other firms to bring the Company closer to the median of the executive compensation peer group with respect to revenue and market capitalization. Since the current executive compensation peer group was last updated, Gardner Denver, Inc. and Robbins & Myers, Inc. have each been removed from the peer group following acquisition by a private equity firm and another company, respectively.

        The revised executive compensation peer group had median annual revenue of approximately $1.51 billion for the year ended December 31, 2014, virtually identical to our own revenue of approximately $1.51 billion for the same period. The revised peer group also had median market capitalization of $1.94 billion as of December 31, 2014, as compared to our market capitalization of approximately $2.23 billion as of the same date. Our current executive compensation peer group comprises the following companies:

Actuant Corporation	CLARCOR Inc.	IDEX Corporation
Acuity Brands, Inc.	Crane Co.	Itron, Inc.
Altra Holdings Inc.	Franklin Electric Co., Inc.	Mueller Industries, Inc.
A.O. Smith Corporation	Graco Inc.	Mueller Water Products, Inc.
CIRCOR International, Inc.

        The Compensation Committee, Pearl Meyer and management also consider compensation survey data. The survey data are based on information reported in various Towers Watson survey reports and databases. For executive positions where data from multiple surveys are available, the data are averaged and, if appropriate, weighted to provide a market composite perspective.

Elements of Compensation

        The following describes each of the elements of our compensation program for 2014.

Base Salary

        We provide each of our executive officers with a fixed salary that provides a secure base of compensation in an amount that recognizes each officer's role and responsibilities as well as experience, performance and contributions. The Compensation Committee considers base salary increases for our executive officers annually. The amount of any increase is based primarily on the executive officer's performance, level of responsibilities, leadership, experience, employee retention and internal pay equity considerations and the external competitiveness of the officer's base salary and overall total compensation. The Compensation Committee typically meets with the Chief Executive Officer annually to review proposed adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer and in such review discusses each officer's performance evaluation. The Compensation Committee also typically reviews the proposed adjustment in base salary and the performance of our Chief Executive Officer with the other independent members of the Board of Directors and conducts a separate discussion with our Chief Executive Officer regarding his performance. As part of its review, the Compensation Committee receives and discusses tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, retirement benefits, perquisites and other compensation, and information regarding the competitiveness of our compensation programs relative to companies in our benchmarking peer group and other industry survey data.

        In 2014, our former Chief Executive Officer, David Coghlan, resigned from the Company prior to the Compensation Committee's review of executive compensation. The Compensation Committee received and reviewed Mr. Coghlan's written performance evaluation and base salary increase recommendation for each of the named executive officers but did not have an opportunity to discuss the evaluations and recommendations with Mr. Coghlan. Based on their review of Mr. Coghlan's evaluations and recommendations, the increased workload and responsibilities of each of the named executive officers resulting from Mr. Coghlan's departure and in order to provide a greater retention incentive for the named executive officers during the period of transition to a new Chief Executive Officer, in February 2014 the Compensation Committee approved a 9.6% increase in Mr. Sanchez's base salary, a 5.1% increase in Mr. Melhem's base salary, a 8.9% increase in Mr. Lepage's base salary and a 6.3% increase in Mr. Freeman's base salary.

        Our Chief Executive Officer, Robert J. Pagano, Jr., joined the Company in May 2014. In determining Mr. Pagano's base salary, the Compensation Committee consulted with Pearl Meyer and requested that Pearl Meyer conduct a competitive assessment of chief executive officer compensation using our executive compensation peer group. After considering Pearl Meyer's input and the results of the competitive assessment, the Compensation Committee set Mr. Pagano's base salary at $700,000, which was at approximately the 30th percentile relative to our executive compensation peer group. Since Mr. Pagano was a new hire without proven chief executive officer experience, the Compensation Committee determined that it was appropriate to offer him an initial base salary below the market median. However, Mr. Pagano's total annual target compensation (including base salary, target bonus and annual equity awards) was at approximately the 50th percentile relative to our executive compensation peer group.

Annual Incentives

        Under the Executive Incentive Bonus Plan, each of our executive officers is eligible for an annual cash bonus. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific financial and strategic goals and reward performance based on achievement of such goals. For each of our executive officers, the Compensation Committee sets a target bonus amount expressed as a percentage of base salary. The Compensation Committee determines the target bonus amount for each executive officer based on a variety of factors, including competitive conditions for the executive officer's position within our executive compensation peer group and in the broader employment market, length of employment, level of responsibility and experience, input from Pearl Meyer, and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The 2014 target bonus amounts for our named executive officers were set as follows:

	Target as a Percent of Salary	Target in Dollars
Robert J. Pagano, Jr.	100%	$408,333
Elie Melhem	55%	$192,500
Mario Sanchez	55%	$192,500
Kenneth R. Lepage	60%	$204,000
David J. Coghlan	—	—
Dean P. Freeman	65%	$273,000

        Mr. Pagano's target bonus percentage was set by the Compensation Committee at the time he was hired. Mr. Pagano's 2014 incentive bonus target is prorated based on his months of service in 2014, but he was guaranteed a bonus payout of at least 50% of his prorated target bonus for 2014. Mr. Coghlan did not have a target bonus amount for 2014 as he resigned from the Company prior to the time the Compensation Committee determined the 2014 target bonus amounts for our executive officers. Mr. Freeman did have a target bonus set by the Compensation Committee for 2014, but he did not receive a bonus as his employment was terminated in October 2014.

        The actual bonus payout for each named executive officer depends on the level of performance achieved for various performance objectives. The relationship between the level of performance achieved and overall bonus payout for each performance objective is as follows, with bonus payout levels interpolated for performance between Threshold and Target and between Target and Maximum:

Performance Level	Bonus Payout as a % of Target
Maximum	200%
Target	100%
Threshold	0%

        Corporate performance objectives under our Executive Incentive Bonus Plan are established by the end of the first quarter of each fiscal year by our Compensation Committee after consultation with our Chief Executive Officer. For 2014, the company-wide objectives under the Executive Incentive Bonus Plan consisted of a sales objective, a net income objective and a free cash flow objective. The objectives for each of our reporting segments consisted of a trade sales objective, an operating earnings objective and a free cash flow objective. The free cash flow objective measures the amount of free cash generated during the fiscal year. Free cash represents the amount of cash generated by operations during the year less net capitalized expenditures. In setting our 2014 net income and operating earnings targets, the Compensation Committee determined that the targets and results should exclude the effect of unbudgeted restructuring, acquisitions, dispositions, foreign exchange, impairments, discontinued operations, legal settlements, employee separation costs, product liability charges, pension plan and supplemental employee retirement plan terminations and retroactive tax law changes. However, the Compensation Committee reviews all excluded items each year and may exercise its discretion to reduce bonus payouts to reflect the impact of any excluded item. These objectives are intended to align the interests of our management team with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. Our bonus objectives provide an incentive to management to maintain a balanced approach to growth, with appropriate emphasis on revenues, profitability and cash flow. If we are successful in meeting or exceeding our goals under these objectives, we believe that this will lead to the creation of additional value for our stockholders.

        The Compensation Committee, in consultation with Dean P. Freeman, our interim Chief Executive Officer at the time, determined the relative weight to be assigned to each objective for 2014. For the Company as a whole and the EMEA segment, the Compensation Committee weighted the net income or operating earnings objectives at 50%, the free cash flow objective at 30% and the sales or trade sales objectives at 20%. The Compensation Committee placed greater emphasis on the net income and operating earnings measures for the EMEA segment because it believed that given the uncertain economic environment in that region, our focus should be on encouraging productivity, cost containment and profitability with less emphasis on top line growth. For the Asia-Pacific segment, the Compensation Committee weighted the trade sales objective at 50% and each of the other two objectives at 25% in order to place greater emphasis on growing our Asia-Pacific business.

        For 2014, incentive bonuses for Messrs. Pagano, Lepage and Freeman were based entirely on the performance of our Company as a whole. Since the responsibilities of Mr. Sanchez and Mr. Melhem are substantially tied to our EMEA and Asia-Pacific business segments, respectively, 70% of their 2014 bonus objectives were based on their respective segment performance and 30% was based on the performance of the Company as a whole. The relevant performance measures, performance targets and our results with respect to each performance measure for our named executive officers are set forth in the tables provided below. As noted above, the performance targets and results have been adjusted to exclude the effect of unbudgeted restructuring, acquisitions, dispositions, foreign exchange, impairments, discontinued operations, legal settlements, employee separation costs, product liability charges, pension plan and supplemental employee retirement plan terminations and retroactive tax law changes.

        The 2014 performance measures and related targets for the Company as a whole and our results with respect to each performance measure were as follows:

	Performance Targets (dollars in millions)
				2014 Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
Consolidated Sales	$1,385	$1,539	$1,693	$1,508	80.2%	16.0%
Consolidated Net Income	$76	$85	$102	$81	61.5%	30.7%
Consolidated Free Cash Flow	$103	$114	$137	$126	154.2%	46.3%

Total Bonus Earned as a Percentage of Target Amount:						93.1%

        The 2014 performance measures and related targets for our EMEA segment and our results with respect to each performance measure were as follows:

	Performance Targets (euros in millions)
				2014 Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
EMEA Sales	€375	€417	€459	€411	84.4%	16.9%
EMEA Operating Earnings	€30	€33	€40	€33	100.0%	50.0%
EMEA Free Cash Flow	€34	€38	€46	€33	0.0%	0.0%

Total Bonus Earned as a Percentage of Target Amount:						66.9%

        The 2014 performance measures and related targets for our Asia-Pacific segment and our results with respect to each performance measure were as follows:

	Performance Targets (yuan in millions)
				2014 Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
Asia-Pacific Trade Sales	¥275	¥305	¥336	¥304	95.7%	47.9%
Asia-Pacific Operating Earnings	¥49	¥55	¥66	¥54	79.7%	19.9%
Asia-Pacific Free Cash Flow	¥36	¥40	¥48	¥67	200.0%	50.0%

Total Bonus Earned as a Percentage of Target Amount:						117.8%

        In line with our pay-for-performance philosophy, our executives received competitive compensation for 2014 commensurate with these results. The 2014 Executive Incentive Bonus Plan ("EIBP") awards for our named executive officers that were paid in March 2015 were as follows:

Named Executive Officer	2014 Target EIBP Awards as a Percentage of Base Salary	2014 Target EIBP Awards		2014 Actual EIBP Awards	2014 EIBP Awards as a Percentage of Target

Robert J. Pagano, Jr.	100%	$408,333	(1)	$380,158	93.1%

Elie Melhem	55%	$192,500		$212,501	110.4%

Mario Sanchez	55%	$192,500		$143,913	74.8%

Kenneth R. Lepage	60%	$204,000		$189,924	93.1%

David J. Coghlan	—	—		—	—

Dean P. Freeman	65%	$273,000		—	—

(1)
Mr. Pagano's 2014 incentive bonus target was prorated based on his months of service in 2014.

        In February 2015, the Compensation Committee awarded Mr. Sanchez an additional discretionary bonus of $30,000 to recognize his strong performance during 2014 in leading our business transformation project in EMEA and for the significant productivity efficiencies and cost reductions he achieved through a series of restructuring initiatives implemented during 2014. The Compensation Committee also awarded Mr. Lepage an additional discretionary bonus of $30,000 to recognize him for the successful implementation of a global human resources information system in 2014 and his work in connection with the transition of our chief executive officer during 2014.

        In January 2014, our Board of Directors awarded Mr. Freeman a one-time bonus payment of $230,000 as supplemental compensation for assuming the role of interim Chief Executive Officer of the Company in addition to his continuing role as Chief Financial Officer following Mr. Coghlan's resignation.

Long-Term Incentives

        We provided long-term incentive compensation for our executive officers during 2014 in the form of the purchase of restricted stock units under our Management Stock Purchase Plan and the grant of performance stock units, restricted stock awards and stock options under our 2004 Stock Incentive Plan. The Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program to encourage sustainable growth and long-term value creation, align the interests of our executives with those of our stockholders by exposing executives to stock price changes during the vesting or deferral periods, and to attract and retain executive talent.

        Our practice has been that all equity awards should be granted as of the third business day following the release of our most recent quarterly earnings to the public. The purpose for setting the grant date on a day following the release of our most recent quarterly earnings to the public has been to ensure that, for stock options, the exercise price is being determined using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

  Management Stock Purchase Plan RSUs

        Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the Management Stock Purchase Plan based on recommendations made by executive management. Under the Management Stock Purchase Plan, participants may purchase restricted stock units at a discount of 33% from the closing sale price of our class A common stock using all or a portion of their pre-tax annual performance bonus. For 2014, each of Messrs. Sanchez and Melhem elected to contribute 50% of his annual performance bonus, and Messrs. Pagano and Lepage each elected to contribute 75% of his annual performance bonus, to the purchase of restricted stock units under the Management Stock Purchase Plan. A more detailed description of the Management Stock Purchase Plan can be found under the "Grants of Plan-Based Awards" table below.

  Long-Term Equity Incentive Awards

        We introduced a significant change in our long-term equity incentive awards program in 2014. In 2014, we began replacing stock option grants with performance stock units, so that performance stock units and restricted stock awards will each account for 50% of the value of long-term equity incentive awards for executive officers. The Compensation Committee believes that the use of performance stock unit awards and restricted stock awards in combination provide strong shareholder alignment, retention value, and the opportunity to leverage the value of awards up and down consistent with the Company's stock price performance as well as Company performance over the long term. However, the Compensation Committee recognized that the switch from stock options that vest each year over a four-year period to performance stock units that vest at the end of a three-year period will initially create a gap in the annual value of awards vesting in the two years following the year performance stock units are first awarded. To bridge this gap, in 2014 the Compensation Committee granted our named executive officers, other than Mr. Pagano, a one-time additional award of stock options with a value equal to 25% of the total value of the performance stock units and restricted stock units granted to the executive in 2014. To further address the gap in value of awards vesting over the next two years, the Compensation Committee shortened the vesting period of the restricted stock and stock options awarded to our named executive officers in 2014, other than Mr. Pagano. The 2014 restricted stock awards granted to our named executive officers other than Mr. Pagano vest 50% annually over two years and the stock options granted to our named executive officers vest one-third annually over three years. The Compensation Committee did not grant stock options to Mr. Pagano or provide a shortened vesting period for his restricted stock awards because, as a newly hired employee, there would be no gap in the annual value of vesting awards from prior years. Mr. Pagano's 2014 restricted stock awards vest one-third annually over three years, consistent with our historical practice.

        The value of the long-term equity incentive award grants made to our named executive officers was determined taking into account base pay and annual incentive values, a competitive analysis of executive compensation prepared by Pearl Meyer, and an appropriate mix of fixed versus variable and short-term versus long-term incentives. The Compensation Committee also considered each named executive officer's role, potential long-term contribution, performance, experience and skills. Based on its analysis, the Compensation Committee determined that the performance stock units and restricted stock awarded to the Company's Chief Executive Officer should have a total grant date fair value equal to three times his annual base salary and the annual equity grant to each of our other named executive officers should have a total grant date fair value equal to one-and-a-half times his annual base salary. In addition, as discussed above, the Compensation Committee granted our named executive officers other than Mr. Pagano a one-time additional award of stock options with a value equal to 25% of the total value of the performance stock units and restricted stock units granted to the executive in 2014. The following table shows the values used to determine the number of shares underlying the long-term incentive awards granted to our named executive officers in August 2014. In determining the number of shares underlying the awards granted to each named executive officer, we used a trailing twelve-month average stock price in order to prevent short-term fluctuations in our stock price from having a significant positive or negative impact on the number of shares underlying the awards. For this reason, the values indicated below are slightly different from the grant date fair values of the grants reflected in the Summary Compensation Table.

Named Executive Officer	Performance Stock Unit Awards (Target Award)	Restricted Stock Awards	Stock Options	Total

Robert J. Pagano, Jr.	$1,050,000	$1,050,000	—	$2,100,000

Mario Sanchez	$262,500	$262,500	$131,250	$656,250

Elie Melhem	$262,500	$262,500	$131,250	$656,250

Kenneth R. Lepage	$255,000	$255,000	$127,500	$637,500

David J. Coghlan	—	—	—	—

Dean P. Freeman	$315,000	$315,000	$157,500	$787,500

        In addition to the above long-term equity incentive awards, Mr. Pagano also received a one-time grant of $1,100,000 in performance stock units and $2,200,000 in restricted stock awards pursuant to the terms of his letter of employment in order to provide a recruitment incentive and to replace the value of unvested equity awards granted to him by his prior employer. These awards are not reflected in the table above.

        Performance Stock Unit Awards.    The performance stock units granted in 2014 will be settled in shares after a three-year performance vesting period ending on December 31, 2016, with performance tied equally to the Company's cumulative annual growth rate in revenue ("Revenue CAGR") and return on invested capital ("ROIC"). Revenue CAGR measures the rate of our growth over time, while ROIC measures how efficiently and effectively we use capital to generate profits. For purposes of our performance stock unit awards, ROIC means the Company's return on invested capital calculated as a percentage by dividing net operating profit after tax by invested capital. For the purposes of calculating ROIC, "net operating profit" will be adjusted to exclude the impact of all restructuring, foreign exchange, impairments, legal settlements, employee separation costs, product liability charges, pension plan and supplemental employee retirement plan terminations and retroactive tax law changes to the extent such items were not contemplated and included in the target upon which the ROIC goals were based. The Compensation Committee selected these two measures primarily because they are generally accepted as the two fundamental drivers of sustained shareholder value, they provide shorter line-of-sight measurements than many alternative measures and both measures are contained in the Company's strategic plan. For the 2014 performance stock unit award performance period, the threshold, target and maximum Revenue CAGR metrics are 3.0%, 4.4% and 7.0%, respectively, and the ROIC threshold, target and maximum metrics are 11.0%, 16.2% and 19.0%, respectively. In addition, the Company must achieve an ROIC of at least 9% for any shares to be earned and delivered. The Revenue CAGR and ROIC goals are subject to adjustment to reflect the impact of any acquisitions or dispositions that occur during the performance period. The number of shares delivered can range from zero to 200% of the target number of performance stock units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. At the threshold level of performance, 60% of the target number of shares would be awarded. The performance goals are designed to be appropriately challenging, and there is a risk that no shares will be delivered at all or that the shares delivered will be less than 100% of the target number. The level of performance required to attain the threshold performance metrics was set at a level of performance where the Compensation Committee believes that a significantly reduced payout is appropriate and below which no payout is appropriate. The level of performance required to attain the target payout is designed to be reasonably challenging. The level of performance required to attain a maximum payout was set at a level of performance that the Compensation Committee deems exceptional. Performance stock units do not grant dividend or voting rights to the holder during the performance period, but dividend equivalents are accrued and paid on shares actually delivered after the vesting date.

        Restricted Stock Awards.    Restricted stock awards are shares of the Company's stock issued in the recipient's name but which are subject to forfeiture in the event the recipient's employment with the Company terminates prior to the time the shares vest. Upon vesting, the recipient owns the shares without restriction or risk of forfeiture. Recipients have voting and dividend rights with respect to restricted stock awards throughout the vesting period. Our restricted stock awards typically vest one-third each year over three years, however, as discussed above, the 2014 restricted stock awards granted to our named executive officers other than Mr. Pagano will vest 50% annually over two years.

        Stock Options.    Stock options provide the right to buy Company stock in the future at a price equal to the stock's value on the date of grant. The stock options we granted to our named executive officers in 2014 have a ten-year term and vest one-third annually over three years. As discussed above, the Compensation Committee intends to discontinue granting stock options after 2014.

Benefits and Perquisites

        We provide our executive officers with certain employee benefits and perquisites as a means of providing additional compensation that is designed to be competitive with other compensation provided by companies in our peer group.

        Retirement benefits are provided through a qualified defined contribution 401(k) plan for all of our full-time eligible employees who are United States residents. Prior to 2012, eligible United States employees also earned benefits under a qualified defined benefit pension plan, and some of our named executive officers also were eligible to accrue benefits under a supplemental non-qualified defined benefit plan. Effective December 31, 2011, we froze benefits under both the tax-qualified and non-qualified pension plans and our 401(k) Plan was enhanced to include Company-provided core and matching contributions for all eligible United States employees. Effective July 31, 2014 and May 15, 2014, we terminated the qualified and supplemental pension plans, respectively, with distribution anticipated in 2015 once approval is received from the IRS. A more detailed description of these historic pension benefits can be found under "Pension Benefits" below.

        We also provide our executive officers with a limited number of perquisites as part of their compensation arrangements, which we consider to be reasonable and consistent with competitive practice. These perquisites include the choice of receiving a cash automobile allowance or the use of an automobile leased by the Company, supplemental disability insurance and the option of receiving a comprehensive executive physical examination. The amount of the automobile allowance or the maximum amount of the lease payments for the automobile used by each executive officer is determined by our Chief Executive Officer and reviewed by the Compensation Committee, and the Compensation Committee determines the maximum amount of our Chief Executive Officer's automobile allowance or lease payments to be paid by the Company. We also pay maintenance expenses for the leased automobiles and provide automobile insurance coverage under our corporate umbrella policy. We typically also reimburse recently hired executives for certain relocation-related expenses and tax equalization payments related to the reimbursed relocation expenses, which provide the executive with the same after-tax income as he or she would have received had the executive not relocated at the request of the Company.

        In addition, in connection with their assignments outside of the United States, we provided Mr. Sanchez and Mr. Melhem with customary expatriate benefits to address the unique circumstances arising from their living and working abroad.

Compensation Recovery Policy

        We have a Compensation Recovery Policy, commonly referred to as a "claw back" policy, for our executive officers and chief accounting officer. Under this policy, in the event of a financial restatement due to fraudulent activity or intentional misconduct as determined solely by the Compensation Committee, our executive officers and chief accounting officer may be required to reimburse the Company for the difference between any incentive compensation (such as payments under the Executive Incentive Bonus Plan), equity awards or other compensation that was based on having met or exceeded Company performance targets that would not have been met based upon accurate financial data and the compensation that would have been, granted, received, vested or accrued had such compensation been calculated based on the accurate data or restated results.

Employment Agreements

        None of our executive officers has an employment agreement with us.

        We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide indemnity, including the advancement of expenses, to our directors and executive officers against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Post-Termination Compensation and Change in Control Arrangements

Severance Benefits

        As a result of the chief executive officer leadership transition that occurred in early 2014, the Compensation Committee determined that it would be in the Company's best interest to adopt an Executive Severance Plan covering certain key executives, including the current named executive officers. Adoption of the Executive Severance Plan was intended to remove any financial or other concerns that may arise among our executives as a result of the transition and thereby to encourage such executives to remain with the Company through the transition period. In addition, adoption of the Executive Severance Plan was a key recruitment incentive for Mr. Pagano to join the Company as Chief Executive Officer since he had similar protections in his role with his former employer. The Compensation Committee also believes that the Executive Severance Plan will be an important recruitment incentive for executives we hire in the future and is consistent with the practices of most of the companies in our executive compensation peer group. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive (i) an amount equal to twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.

        For a description of the severance benefits provided to Mr. Freeman, see the earlier section of this proxy statement titled "Significant Changes in Senior Leadership During the Year."

Change in Control Benefits

        We believe that the consideration of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide certain key executives (including our named executive officers) with cash severance benefits in connection with a change of control of the Company under the Executive Severance Plan. Further, we believe that providing these executive officers with cash severance benefits upon certain terminations following a change in control is consistent with the practices of the companies in our executive compensation peer group and provides an important recruitment incentive for future executives. Under our Executive Severance Plan, if a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive an amount equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer's annual base salary and target annual bonus immediately prior to the change in control. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate. In addition, our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested performance stock units, shares of restricted stock, stock options and restricted stock units will become fully vested.

Stock Ownership Guidelines

        The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all executive officers and other members of senior management. For 2014, our Chief Executive Officer was required to hold shares of our stock with a value of at least five times the amount of his base salary, our Chief Financial Officer was required to hold shares of our stock with a value of at least three times the amount of his base salary and our other executive officers were required to hold shares of our stock with a value of at least twice their base salary. In determining the number of shares owned by an executive, the Compensation Committee takes into account shares held directly, the shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan and shares of restricted stock, but not stock options. Our officers are expected to comply with these requirements within five years of their appointment as an executive officer. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2014, all of our executive officers who had been executive officers of Watts Water for five or more years were in compliance with our stock ownership guidelines.

Impact of Regulatory Requirements

        The financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. However, other factors may be of greater importance than preserving deductibility for a particular form of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for our executive officers with the desire to maximize the immediate deductibility of compensation, while ensuring an appropriate and transparent impact on reported earnings and other financial measures.

        The Compensation Committee considers the tax and accounting consequences of utilizing various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for the Company. For 2014, our annual performance bonus payments to our executives and stock option grants under our 2004 Stock Incentive Plan should be deductible. Our base salary payments, performance stock unit awards and restricted stock grants, as currently structured, will not be tax deductible by us to the extent their combined value exceeds the $1 million limit for any one executive.

\ Table of Contents

EXECUTIVE COMPENSATION

Compensation Summary

        The following table contains information with respect to the compensation for the fiscal years ended December 31, 2014, 2013 and 2012 of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)

Robert J. Pagano, Jr.	2014	419,103	—		5,559,307		—		380,158	—	97,823	(7)	6,456,391
Chief Executive Officer,
President & interim Chief
Financial Officer (6)

Mario Sanchez	2014	350,000	30,000		565,144		127,915		143,913	—	235,868	(9)	1,452,840
President & Group Managing	2013	319,300	—		336,302		321,552		85,911	—	148,177		1,211,242
Director, EMEA (8)

Elie Melhem	2014	350,000	—		582,737		127,915		212,501	8,157	214,094	(10)	1,495,404
President, Asia-Pacific	2013	333,000	—		364,459		335,640		137,546	—	253,949		1,424,594
	2012	300,000	—		224,414		202,350		131,010	24,525	192,356		1,074,655

Kenneth R. Lepage	2014	340,000	30,000		586,245		124,268		189,924	74,349	38,899	(11)	1,383,685
General Counsel, Executive	2013	312,000	—		318,429		314,163		31,824	—	34,149		1,010,565
Vice President of Human	2012	282,500	—		358,404		283,290		50,760	53,929	32,908		1,061,791
Resources & Secretary

David J. Coghlan	2014	61,667	—		—		—		—	53,702	11,519	(13)	126,888
Former Chief Executive	2013	740,000	—		1,447,252		1,490,284		125,800	—	45,330		3,848,666
Officer & President (12)	2012	650,000	—		1,174,591		1,214,100		183,300	32,545	41,528		3,296,064

Dean P. Freeman	2014	350,000	230,000		633,894	(15)	153,506	(15)	—	—	519,044	(16)	1,886,444
Former interim Chief	2013	395,000	—		398,816		398,083		43,648	—	81,225		1,316,772
Executive Officer, Chief	2012	77,987	100,000	(17)	321,360		343,200		14,084	—	87,905		944,536
Financial Officer &
Executive Vice President (14)

(1)
The amounts shown in this column reflect the grant date fair value of performance stock units and restricted stock awards under our 2004 Stock Incentive Plan and the grant date fair value of the discount on the restricted stock units purchased under our Management Stock Purchase Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 12 to our audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015, except that the fair value of the discount attributable to each restricted stock unit purchased under the Management Stock Purchase Plan on February 20, 2015 was estimated on the date of grant using the Black-Scholes-Merton Model based on the following weighted average assumptions:

Expected life:	3.0 years
Expected stock price volatility:	23.43%
Expected dividend yield:	1.19%
Risk-free interest rate:	1.07%

  The risk-free interest rate is based on the U.S. treasury yield curve at the time of grant for the expected life of the restricted stock unit. The expected life, which is defined as the estimated period of time outstanding, of the restricted stock unit and the volatility were calculated using historical data. The expected dividend yield is our best estimate of the expected future dividend yield. Based on these assumptions, the weighted average grant date fair value of the discount on a restricted stock unit purchased on February 20, 2015 was $19.04. The grant date fair values of the performance stock units and restricted stock awards granted to each of our named executive officers during 2014 and the grant date fair value of the discount on the restricted stock units purchased by each of our named executive officers on February 20, 2015 were as follows:

Named Executive Officer	Grant Date Fair Value of Performance Stock Units	Grant Date Fair Value of Restricted Stock Awards	Grant Date Fair Value of Discount on Restricted Stock Units	Total

Mr. Pagano	$2,156,568	$3,256,550	$146,189	$5,559,307

Mr. Sanchez	$264,132	$264,132	$36,880	$565,144

Mr. Melhem	$264,132	$264,132	$54,473	$582,737

Mr. Lepage	$256,604	$256,604	$73,037	$586,245

Mr. Coghlan	—	—	—	—

Mr. Freeman	$316,947	$316,947	—	$633,894

(2)
The grant date fair value of the performance stock units included in this column is the fair value of the target number of performance stock units granted to each named executive officer, which we consider to be the probable outcome of the performance conditions as of the grant date. The following table shows for each named executive officer the grant date fair value of the target number of performance stock units granted to each such officer that is included in the Summary Compensation Table and the potential maximum grant date fair value of each such performance stock unit award.

Named Executive Officer	Target Number of Performance Stock Units	Grant Date Fair Value of Target Number of Performance Stock Units	Maximum Number of Performance Stock Units	Grant Date Fair Value of Maximum Number of Performance Stock Units

Mr. Pagano	38,454	$2,156,568	76,908	$4,313,136

Mr. Sanchez	4,596	$264,132	9,192	$528,264

Mr. Melhem	4,596	$264,132	9,192	$528,264

Mr. Lepage	4,465	$256,604	8,930	$513,208

Mr. Coghlan	—	—	—	—

Mr. Freeman	5,515	$316,947	11,030	$633,894

(3)
The amounts shown in this column reflect the grant date fair value of stock options granted under our 2004 Stock Incentive Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 12 to our audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015.

(4)
The amounts shown in this column reflect amounts earned under our Executive Incentive Bonus Plan by each named executive officer. Each of our named executive officers elected to use a portion of his 2014 annual performance bonus under the Executive Incentive Bonus Plan to purchase restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units purchased by each named executive officer are as follows:

	Year	Percentage of Annual Bonus Used to Purchase Restricted Stock Units	Amount of Bonus for Year	Amount of Bonus Used to Purchase Restricted Stock Units	Number of Restricted Stock Units Purchased

Mr. Pagano	2014	75%	$380,158	$285,084	7,678

Mr. Sanchez	2014	50%	$143,913	$71,921	1,937
	2013	50%	$85,911	$42,928	1,066

Mr. Melhem	2014	50%	$212,501	$106,229	2,861
	2013	50%	$137,546	$68,741	1,707
	2012	50%	$131,010	$65,505	2,070

Mr. Lepage	2014	75%	$189,924	$142,431	3,836
	2013	75%	$31,824	$23,840	592
	2012	75%	$50,760	$38,070	1,203

Mr. Coghlan	2014	—	—	—	—
	2013	—	$125,800	—	—
	2012	50%	$183,300	$91,650	2,897

Mr. Freeman	2014	—	—	—	—
	2013	50%	$43,648	$21,786	541

  Under our Management Stock Purchase Plan, the purchase price for restricted stock units is 67% of the closing price of our class A common stock on the date of grant. The grant date fair value of the 33% discount on the restricted stock units purchased by each named executive officer has been included under the Stock Awards column as additional compensation to the named executive officer. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period. The number of restricted stock units purchased was determined by dividing the dollar amount of bonus used in the above table by $37.13 for 2014, $40.27 for 2013 and $31.63 for 2012, which is 67% of the closing price of our class A common stock on February 20, 2015, February 21, 2014 and February 22, 2013, respectively, which was the third business day after the release of our 2014, 2013 and 2012 annual earnings.

(5)
The amounts shown in this column reflect the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our Pension Plan and our Supplemental Plan from January 1 to December 31 of each year. Changes in assumptions underlying the present value calculations, including the use of plan termination-based assumptions, from the end of 2013 to the end of 2014 caused the pension values to increase since the prior year as described below. See footnote (1) following the 2014 Pension Benefits table for more details on the assumptions used to determine the present values. The pension value for Mr. Lepage increased by $74,349 during 2014; this includes an increase of $43,886 due to the decrease in market interest rates during 2014 used to discount future payments, an increase of $20,821 due to plan termination assumptions underlying the present value calculations, and an increase of $9,642 due to the effect of Mr. Lepage being one year closer to his assumed retirement age. The pension value for Mr. Melhem increased by $8,157 during 2014; this includes an increase of $4,638 due to the decrease in market interest rates during 2014 used to discount future payments, an increase of $2,401 due to plan termination assumptions underlying the present value calculations, and an increase of $1,118 due to the effect of Mr. Melhem being one year closer to his assumed retirement age. The pension value for Mr. Coghlan increased by $53,702 during 2014; this includes an increase of $27,836 due to the decrease in market interest rates during 2014 used to discount future payments, an increase of $17,692 due to plan termination assumptions underlying the present value calculations, and an increase of $8,174 due to the effect of Mr. Coghlan being one year closer to his assumed retirement age.

(6)
Mr. Pagano commenced employment with us on May 27, 2014 as President and Chief Executive Officer. Mr. Pagano assumed the additional role of interim Chief Financial Officer following the termination of Mr. Freeman's employment with us on October 14, 2014.

(7)
The amount indicated for Mr. Pagano in the All Other Compensation column for 2014 consists of $61,187 in relocation expenses, a tax gross-up payment with respect to the relocation expenses, an automobile allowance, automobile lease expenses, automobile insurance premiums, $4,667 in 401(k) Plan contributions, term life and accidental death and dismemberment insurance premiums, supplemental disability insurance premiums, and the cost to the Company of an executive physical examination.

(8)
Mr. Sanchez was promoted from Vice President of Plumbing and Heating, EMEA to President and Group Managing Director, EMEA in June 2013.

(9)
The amount indicated for Mr. Sanchez in the All Other Compensation column for 2014 includes $15,285 in 401(k) Plan contributions, the cost to the Company of an executive physical examination, supplemental disability insurance premiums, and accidental death and dismemberment insurance premiums. In addition, in connection with his assignment in Europe, we provided Mr. Sanchez with customary expatriate benefits to address the unique circumstances arising from living and working abroad. The amount indicated for Mr. Sanchez in the All Other Compensation column for 2014 also includes the cost of these expatriate benefits, including $44,270 in relocation expenses, a housing allowance of $61,873, a goods and services allowance of $32,400, a tax equalization payment of $32,977, a tax gross-up payment of $10,404 with respect to the tax equalization payment, automobile lease and fuel expenses, and a $5,629 Medicare tax gross-up payment. The dollar amounts shown for Mr. Sanchez under the All Other Compensation column include amounts converted from euros into U.S. dollars using the following average interbank conversion rates on the indicated dates:

      2014: 1.1278 U.S. dollars for one euro as of February 1, 2015

      2013: 1.3724 U.S. dollars for one euro as of February 21, 2014

(10)
The amount indicated for Mr. Melhem in the All Other Compensation column for 2014 includes $13,426 in 401(k) Plan contributions, the cost to the Company of an executive physical examination, supplemental disability insurance premiums, and term life and accidental death and dismemberment insurance premiums. In addition, in connection with his assignment in China, we provided Mr. Melhem with customary expatriate benefits to address the unique circumstances arising from living and working abroad. The amount indicated for Mr. Melhem in the All Other Compensation column for 2014 also includes the cost of these expatriate benefits, including $119,232 for housing expenses, $55,622 for use of a car and driver, a $10,407 Medicare tax gross-up payment, and school tuition for Mr. Melhem's child. The dollar amounts shown for Mr. Melhem under the All Other Compensation column include amounts converted from Chinese yuan into U.S. dollars using the following average interbank conversion rates on the indicated dates:

      2014: 0.1618 U.S. dollars for one Chinese yuan as of February 1, 2015

      2013: 0.1635 U.S. dollars for one Chinese yuan as of February 21, 2014

      2012: 0.1589 U.S. dollars for one Chinese yuan as of February 22, 2013

(11)
The amount indicated for Mr. Lepage in the All Other Compensation column for 2014 consists of automobile lease expenses, the cost to the Company of an executive physical examination, $15,600 in 401(k) Plan contributions, term life and accidental death and dismemberment insurance premiums, automobile insurance premiums, and supplemental disability insurance premiums.

(12)
Mr. Coghlan resigned as our Chief Executive Officer and President on January 9, 2014.

(13)
The amount indicated for Mr. Coghlan in the All Other Compensation column for 2014 consists of an automobile allowance, $4,959 in 401(k) Plan contributions, term life and accidental death and dismemberment insurance premiums, and the cost to the Company of an executive physical examination.

(14)
Mr. Freeman commenced employment with us in October 2012 and was appointed Chief Financial Officer and Executive Vice President in November 2012. Mr. Freeman was appointed as our interim Chief Executive Officer and President following the resignation of David J. Coghlan on January 9, 2014. Mr. Freeman's employment with us was terminated on October 14, 2014.

(15)
The restricted stock awards, performance stock unit awards and stock options granted to Mr. Freeman in 2014 were cancelled in their entirety upon the termination of his employment in October 2014.

(16)
The amount indicated for Mr. Freeman in the All Other Compensation column for 2014 consists of a severance payment of $420,000, $46,756 in relocation expenses, a tax gross up payment of $16,623 with respect to the reimbursement of relocation expenses, $5,200 in 401(k) Plan contributions, automobile lease and maintenance expenses, an automobile insurance premium, term life and accidental death and dismemberment insurance premiums, and the cost to the Company of an executive physical examination.

(17)
Mr. Freeman received a signing bonus of $100,000 in connection with the commencement of his employment with us.

Grants of Plan-Based Awards

        The following table shows information concerning grants of plan-based awards made during 2014 to the named executive officers.

2014 GRANTS OF PLAN-BASED AWARDS

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
			Date of Compensation Committee or Board of Directors Action									Exercise or Base Price of Option Awards ($/Sh)(4)

Name	Grant Type(1)	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert J.	EIBP	—	—	0	408,333	816,666	—	—	—	—	—	—	—
Pagano, Jr.	PSU	5/27/14	5/4/14	—	—	—	12,041	20,069	40,138	—	—	—	1,099,982
	PSU	8/1/14	7/28/14	—	—	—	11,031	18,385	36,770	—	—	—	1,056,586
	RSA	5/27/14	5/4/14	—	—	—	—	—	—	40,138	—	—	2,199,964
	RSA	8/1/14	7/28/14	—	—	—	—	—	—	18,385	—	—	1,056,586

Mario	EIBP	—	—	0	192,500	385,000	—	—	—	—	—	—	—
Sanchez	PSU	8/1/14	7/28/14	—	—	—	2,757	4,596	9,192	—	—	—	264,132
	RSA	8/1/14	7/28/14	—	—	—	—	—	—	4,596	—	—	264,132
	SO	8/1/14	7/28/14	—	—	—	—	—	—	—	6,383	57.47	127,915

Elie	EIBP	—	—	0	192,500	385,000	—	—	—	—	—	—	—
Melhem	PSU	8/1/14	7/28/14	—	—	—	2,757	4,596	9,192	—	—	—	264,132
	RSA	8/1/14	7/28/14	—	—	—	—	—	—	4,596	—	—	264,132
	SO	8/1/14	7/28/14	—	—	—	—	—	—	—	6,383	57.47	127,915

Kenneth R.	EIBP	—	—	0	204,000	408,000	—	—	—	—	—	—	—
Lepage	PSU	8/1/14	7/28/14	—	—	—	2,679	4,465	8,930	—	—	—	256,604
	RSA	8/1/14	7/28/14	—	—	—	—	—	—	4,465	—	—	256,604
	SO	8/1/14	7/28/14	—	—	—	—	—	—	—	6,201	57.47	124,268

David J.	—	—	—	—	—	—	—	—	—	—	—	—	—
Coghlan (6)

Dean P.	EIBP	—	—	0	273,000	546,000	—	—	—	—	—	—	—
Freeman (7)	PSU	8/1/14	7/28/14	—	—	—	3,309	5,515	11,030	—	—	—	316,947
	RSA	8/1/14	7/28/14	—	—	—	—	—	—	5,515	—	—	316,947
	SO	8/1/14	7/28/14	—	—	—	—	—	—	—	7,660	57.47	153,506

(1)
Type of award:

EIBP:    Annual cash bonus award under our Executive Incentive Bonus Plan

PSU:    Performance Stock Unit award under our 2004 Stock Incentive Plan

RSA:    Restricted Stock Award under our 2004 Stock Incentive Plan

SO:    Stock Option award under our 2004 Stock Incentive Plan

(2)
The amounts in these columns indicate the threshold, target and maximum performance bonus amounts payable under our Executive Incentive Bonus Plan prior to deducting any amounts the named executive officer elected to use to purchase restricted stock units under the Management Stock Purchase Plan. Each of our named executive officers elected to use a portion of their performance bonus to purchase restricted stock units under our Management Stock Purchase Plan. See footnote (4) to the "Summary Compensation Table" for a description of the actual amount of performance bonus earned by each of the named executive officers for 2014, the amount of each named executive officer's bonus that was used to purchase restricted stock units under the Management Stock Purchase Plan and the number of restricted stock units purchased. The potential performance bonus amounts payable under the Executive Incentive Bonus Plan are based on the achievement of specific performance metrics and if none of the threshold performance metrics are met, no performance bonus would be payable to the named executive officers. Mr. Pagano's target and maximum bonus amounts were prorated based on his months of service in 2014.

(3)
The amounts in these columns indicate the threshold, target and maximum number of shares that the named executive officer could receive if an award payout is achieved under the Company's performance stock unit awards. These potential share amounts are based on achievement of specific performance metrics and if the threshold performance metrics are not met, the named executive officer would receive no shares. The named executive officer would receive 60% of the target number of shares at the threshold level of performance and 200% of the target number of shares at the maximum level of performance.

(4)
On July 28, 2014, the Compensation Committee approved the annual grants of performance stock units, restricted stock and stock options as of the third business day following the release of our second quarter earnings to the public. Our second quarter earnings press release was issued on July 29, 2014, and the date of grant of the performance stock units, restricted stock and stock options for fiscal 2014 was August 1, 2014. The exercise price of the stock options is $57.47, which was the closing sale price of our class A common stock on August 1, 2014. The closing sale price of our class A common stock on July 28, 2014 was $60.76.

(5)
The amounts shown in these columns represent the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance stock unit awards, the amounts shown assume that the target level of performance would be achieved with respect to the performance metrics. These are the amounts reflected in the "Summary Compensation Table."

(6)
Mr. Coghlan resigned from the Company prior to any awards being granted in 2014.

(7)
Mr. Freeman was granted the awards shown in the table during 2014, but as a result of the termination of his employment in October 2014 he did not receive a bonus award under our Executive Incentive Bonus Plan and the stock options, performance stock unit awards and restricted stock awards granted to him in 2014 were cancelled upon the termination of his employment.

        The target amounts shown under the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" columns reflect the performance bonus amounts that would have been earned by the named executive officers if we had achieved 100% of each of the performance objectives under the Executive Incentive Bonus Plan. The maximum amounts are 200% of such target amounts. Participants in the Executive Incentive Bonus Plan would have received no bonus payments if we had fallen short of the threshold performance levels under all of their assigned performance objectives. Target bonus amounts under the Executive Incentive Bonus Plan are determined as a percentage of base salary.

        All performance stock units were granted under our 2004 Stock Incentive Plan. The performance measurement period for the performance stock units began on January 1, 2014 and ends on December 31, 2016. The number of shares a named executive officer will receive at the end of the performance period, if any, will be determined based on the Company's performance with respect to compound annual growth rate in revenue and return on invested capital metrics. A named executive officer can receive from 60% of the target award at the threshold levels of performance up to 200% of the target award at the maximum. If none of the threshold levels of performance are met, no shares will be issued to the named executive officer.

        All stock options and restricted stock awards were granted under our 2004 Stock Incentive Plan. The stock options vest annually over three years at the rate of 33 1/3% per year. Vested stock options terminate upon the earlier of six months following termination of employment, subject to certain exceptions, or ten years from the date of grant. The restricted stock awards vest annually over two years at a rate of 50% each year, except for the restricted stock awards granted to Mr. Pagano, which vest annually over three years at the rate of 33 1/3% per year. Unvested shares of restricted stock are automatically forfeited upon termination of an executive officer's employment for any reason other than death or disability.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows information regarding unexercised stock options and unvested performance stock units, restricted stock and restricted stock units held by the named executive officers as of December 31, 2014.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Robert J. Pagano, Jr.	5/27/14	—	—	—	—	40,138	(5)	2,546,355	—	—
	8/1/14	—	—	—	—	18,385	(5)	1,166,344	—	—
	5/27/14	—	—	—	—	—		—	12,041	763,881
	8/1/14	—	—	—	—	—		—	11,031	699,807

Mario Sanchez	8/3/12	6,000	6,000	37.41	11/2/22	—		—	—	—
	8/2/13	3,960	11,880	54.76	8/2/23	—		—	—	—
	8/1/14	0	6,383	57.47	8/1/24	—		—	—	—
	8/3/12	—	—	—	—	1,334	(5)	84,629	—	—
	8/2/13	—	—	—	—	3,801	(5)	241,135	—	—
	8/1/14	—	—	—	—	4,596	(5)	291,570	—	—
	2/22/13	—	—	—	—	832	(6)	52,782	—	—
	2/21/14	—	—	—	—	1,066	(6)	67,627	—	—
	8/1/14	—	—	—	—	—		—	2,757	174,904

Elie Melhem	8/5/11	0	1,875	29.05	8/5/21	—		—	—	—
	8/3/12	0	7,500	37.41	8/3/22	—		—	—	—
	8/2/13	4,134	12,400	54.76	8/2/23	—		—	—	—
	8/1/14	0	6,383	57.47	8/1/24	—		—	—	—
	8/3/12	—	—	—	—	1,667	(5)	105,754	—	—
	8/2/13	—	—	—	—	3,968	(5)	251,730	—	—
	8/1/14	—	—	—	—	4,596	(5)	291,570	—	—
	2/22/13	—	—	—	—	2,070	(6)	131,321	—	—
	2/21/14	—	—	—	—	1,707	(6)	108,292	—	—
	8/1/14	—	—	—	—	—		—	2,757	174,904

Kenneth R. Lepage	7/31/09	10,000	0	26.34	7/31/19	—		—	—	—
	8/6/10	15,000	0	33.65	8/6/20	—		—	—	—
	8/5/11	11,250	3,750	29.05	8/5/21	—		—	—	—
	8/3/12	10,500	10,500	37.41	8/3/22	—		—	—	—
	8/2/13	3,869	11,607	54.76	8/2/23	—		—	—	—
	8/1/14	0	6,201	57.47	8/1/24	—		—	—	—
	8/3/12	—	—	—	—	3,001	(5)	190,383	—	—
	8/2/13	—	—	—	—	3,714	(5)	235,616	—	—
	8/1/14	—	—	—	—	4,465	(5)	283,260	—	—
	2/23/12	—	—	—	—	1,397	(6)	88,626	—	—
	2/22/13	—	—	—	—	802	(6)	50,879	—	—
	2/21/14	—	—	—	—	592	(6)	37,556	—	—
	8/1/14	—	—	—	—	—		—	2,679	169,956

David J. Coghlan	—	—	—	—	—	—		—	—	—

Dean P. Freeman	—	—	—	—	—	—		—	—	—

(1)
The stock options listed in this column were granted under our 2004 Stock Incentive Plan and vest annually at a rate of 25% per year, except for the stock options granted to our named executive officers on August 1, 2014, which vest annually at a rate of 33 1/3% per year.

(2)
The restricted stock units and restricted stock awards listed in this column vest annually at a rate of 33 1/3% per year, except for the restricted stock awards granted to our named executive officers other than Mr. Pagano on August 1, 2014, which vest annually at a rate of 50% per year. Performance stock units vest upon the completion of a three-year performance period beginning January 1st of the grant year.

(3)
In accordance with SEC rules, the market value of unvested shares of restricted stock, restricted stock units and performance stock units is determined by multiplying the number of such shares and units by $63.44, the closing market price of our class A common stock on December 31, 2014.

(4)
The amounts in this column represent performance stock units awarded under our 2004 Stock Incentive Plan. In accordance with SEC guidance, the number of performance stock units shown for each named executive officer is the number of shares that would be earned by the named executive officer if the threshold performance goals are achieved.

(5)
Consists of shares of restricted stock awarded under our 2004 Stock Incentive Plan.

(6)
Consists of restricted stock units purchased under our Management Stock Purchase Plan.

Option Exercises and Stock Vested

        The following table shows amounts received by the named executive officers upon exercise of stock options and vesting of restricted stock and restricted stock units during 2014.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Robert J. Pagano, Jr.	—	—	—	—

Mario Sanchez	—	—	3,650	198,481	(3)

Elie Melhem	5,625	127,979	5,175	278,832	(4)

Kenneth R. Lepage	10,000	318,460	9,883	498,762	(5)

David J. Coghlan	105,000	2,875,893	—	—

Dean P. Freeman	16,903	279,939	5,021	282,760

(1)
Reflects shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan and shares of restricted stock awarded under the 2004 Stock Incentive Plan.

(2)
The value realized on vesting of restricted stock awards is determined by multiplying the number of shares that vested by the fair market value of our class A common stock on the vesting date. The value realized on vesting of restricted stock units represents the difference between the purchase price paid by the named executive officer for the vesting shares and the fair market value of our class A common stock on the vesting date.

(3)
Pursuant to the Management Stock Purchase Plan, Mr. Sanchez elected to defer receipt of shares issuable upon settlement of restricted stock units representing $11,977 of the value recognized on vesting until February 22, 2016.

(4)
Pursuant to the Management Stock Purchase Plan, Mr. Melhem elected to defer receipt of shares issuable upon settlement of restricted stock units representing $19,865 of the value recognized on vesting until February 22, 2016.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. Lepage elected to defer receipt of shares issuable upon settlement of restricted stock units representing $11,545 of the value recognized on vesting until February 22, 2016.

Pension Benefits

        We maintain two defined benefit plans, both of which were frozen effective December 31, 2011. This means that benefit amounts under both plans do not reflect any pay or service earned after December 31, 2011. The Watts Water Technologies, Inc. Pension Plan, which we refer to as the Pension Plan, provides funded, tax-qualified benefits up to the limits on compensation and benefits under the

Internal Revenue Code. The Watts Water Technologies, Inc. Supplemental Employees Retirement Plan, which we refer to as the Supplemental Plan, provides unfunded additional monthly benefits to a select group of key executives. Details of both plans are described below.

        On April 28, 2014, our Board of Directors adopted a resolution to terminate the Pension Plan and the Supplemental Plan effective July 31, 2014 and May 15, 2014, respectively, with distribution anticipated in late 2015 following the IRS' response to our request for a determination letter. Subsequently, we adopted amendments to the Pension Plan and Supplemental Plan to implement the plan terminations. Except for retirees receiving payments under the Pension Plan, participants in the Pension Plan will have the choice of receiving either a single lump sum payment or an annuity in connection with the plan termination. Retirees will continue to receive payments of their pension plan benefits pursuant to their current annuity elections. We plan to purchase annuity contracts from an insurance company for all retirees and participants that choose annuities as a payment option under the Pension Plan. All participants under the Supplemental Plan will be paid a lump sum. The lump sum payments paid to participants will represent the actuarial equivalent value of the participants' remaining accrued benefits under the Pension Plan and Supplemental Plan as of the applicable distribution dates, calculated in accordance with the terms of the plans and based on the participants' ages on the distribution dates.

        The 2014 Pension Benefits table below shows the named executive officers' years of benefit service, present value of accumulated benefit and payments during the last fiscal year under each of the plans. The "present value of accumulated benefit" is the value as of December 31, 2014 of the annual pension benefit earned as of December 31, 2014 expected to be paid in 2015 in connection with the plan termination. The accrued pension benefit earned reflects current years of benefit service, current Final Average Compensation (generally the highest five consecutive years of the last ten), and current statutory and plan-specific benefit and pay limits. Certain assumptions were used to determine the present value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the 2014 Pension Benefits table.

        For purposes of the Pension Plan and Supplemental Plan, compensation means the executive's Form W-2 compensation, but also including contributions to our 401(k) plan and any salary deferrals under our health care or dependent care reimbursement plans, but excluding compensation deferred under the Nonqualified Deferred Compensation Plan and the Management Stock Purchase Plan, restricted stock awards, performance stock units, stock options or other taxable fringe benefits.

Pension Plan

        Messrs. Melhem, Lepage and Coghlan were eligible for the Pension Plan during 2014. The remaining named executive officers were not eligible as they were hired after benefits under the Pension Plan were frozen. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 (normal retirement age) and has provisions for early retirement after ten years of service and attainment of age 55 and surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit.

        The annual normal retirement benefit for employees under the Pension Plan is 1.67% of Final Average Compensation multiplied by years of benefit service (maximum 25 years), reduced by the Maximum Offset Allowance (as defined in the Pension Plan), subject to limits on compensation and benefits applicable to tax qualified retirement plans.

        Participants may retire early at age 55 with 10 years of service, or at age 62 with 5 years of service. However, pension benefits under the Pension Plan are reduced by 5/9ths of 1% for each of the first 60 months and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

Supplemental Plan

        The Supplemental Plan provides additional monthly benefits to certain executives who are affected by IRS and other plan-specific limits on Pension Plan Compensation. Messrs. Lepage and Coghlan earn benefits under the Supplemental Plan with respect to their compensation in excess of the statutory qualified Pension Plan limit and amounts attributable to deferred compensation that would otherwise have been treated as pensionable wages under the qualified Pension Plan.

        Messrs. Lepage and Coghlan accrued an annual normal retirement benefit under the Supplemental Plan equal to the difference between (1) the Pension Plan formula set forth above based on Annual Compensation up to a plan-specified limit ($364,460 for 2011, the last year of accruals under the Pension Plan), and (2) the Pension Plan formula above based on the qualified plan compensation limit ($245,000 for 2011, the last year of accruals under the Pension Plan). The normal retirement age applicable to Messrs. Lepage and Coghlan under the Supplemental Plan is age 65.

        Under the terms of the Supplemental Plan participants may retire early at age 55 with 10 years of service or at age 62 with 5 years of service. However, pension benefits under the Supplemental Plan are reduced for commencement prior to normal retirement age. Pension benefits are reduced by 5/9ths of 1% for each of the first 60 months and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

2014 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Dean P. Freeman	Pension Plan	—	—	—

	Excess benefits under Supplemental Plan	—	—	—

	Total:	—	—	—

Mario Sanchez	Pension Plan	—	—	—

	Excess benefits under Supplemental Plan	—	—	—

	Total:	—	—	—

Elie Melhem	Pension Plan	1	29,079	—

	Excess benefits under Supplemental Plan	—	—	—

	Total:		29,079	—

Kenneth R. Lepage	Pension Plan	8.76	168,949	—

	Excess benefits under Supplemental Plan	8.76	83,213	—

	Total:		252,162	—

David J. Coghlan	Pension Plan	4	135,471	—

	Excess benefits under Supplemental Plan	4	78,800	—

	Total:		214,271	—

(1)
The assumptions regarding the calculation of the present value of the accumulated benefit are as follows:
  •
  Measurement Date: December 31, 2014

  •
  Interest Rate for Present Value: 3.5% for the Pension Plan and 3.2% for the Supplemental Plan

  •
  Mortality (Pre Commencement): None

  •
  Mortality (Post Commencement): For participants expected to elect lump sums upon liquidation, the 2015 PPA unisex table with static projection, consistent with IRC Section 417(e)(3). For participants assumed not to elect lump sums at liquidation, the RP-2000 tables with generational mortality improvements using Scale BB.

  •
  Withdrawal and disability rates: None

  •
  Retirement rates: None prior to normal retirement age

  •
  Normal Retirement Age: Age 65

  •
  Form of payment:

  •
  Pension Plan—70% lump sum, 30% annuity

    •
    Supplemental Plan—100% lump sum

  •
  Accumulated benefit is calculated based on Benefit Service and Compensation as of December 31, 2011, reflecting the plan freeze as of December 31, 2011.

  •
  The present value is calculated assuming plans are terminated with distribution occurring at the end of 2015. For the Pension Plan, the present value reflects a weighted average of anticipated lump sum payments and the cost of annuities purchased through an insurer. For the Supplemental Plan, the present value reflects anticipated lump sum payments.

  •
  All results shown are estimates only; actual benefits will be based on data, pay, years of service and age at time of distribution.

Nonqualified Deferred Compensation

        Prior to 2012, we provided a Nonqualified Deferred Compensation Plan to all of our employees whose annual compensation was greater than $90,000. Of the named executive officers, only Mr. Lepage has deferred compensation under the Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan, participants were allowed to defer up to 100% of base salary and bonus. Participant deferrals earn returns based on the participant's selection from a list of investments that are generally the same as those provided in our 401(k) plan. The allocation of investments may be changed once each year. We did not make any matching contributions under the Nonqualified Deferred Compensation Plan.

        Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to retirement only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our named executive officers cannot be made until at least six months after termination of employment. Mr. Lepage did not receive any distributions, or make any withdrawals, from the Nonqualified Deferred Compensation Plan during 2014.

        Under our Management Stock Purchase Plan, executives may elect to purchase restricted stock units, which vest in three annual installments beginning one year after the date of grant. However, shares are not delivered in settlement of the restricted stock units until the end of the deferral period elected by the named executive officer. Once vested, the restricted stock units constitute deferred compensation and are reported in the table below as contributions by the named executive officer. Restricted stock units that were settled at the end of the deferral period during 2014 are listed in the table as distributions.

 2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name(1)	Executive Contributions in Last Fiscal Year ($)(2)(3)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)

Robert J. Pagano, Jr.	MSPP	—	—	—	—	—

Mario Sanchez	MSPP	25,135	—	—	—	26,391

Elie Melhem	MSPP	41,690	—	—	—	43,774

Kenneth R. Lepage	NDCP	—	—	11,504	—	242,271

	MSPP	108,635	—	—	147,390	202,691

David J. Coghlan	MSPP	—	—	—	—	—

Dean P. Freeman	MSPP	—	—	—	—	—

(1)
"MSPP" refers to our Management Stock Purchase Plan, and "NDCP" refers to our Nonqualified Deferred Compensation Plan.

(2)
Based on the fair market value of our class A common stock on the vesting date of restricted stock units, the settlement of which have been deferred beyond 2014.

(3)
Includes amounts reflected in the "Stock Awards" column for Messrs. Sanchez, Melhem and Lepage in the Summary Compensation Table for 2012 and 2013 in the amount of $8,020, $25,297 and $11,692, respectively.

(4)
Based on the fair market value of our class A common stock on the date of delivery of shares upon settlement of restricted stock units during 2014.

(5)
For MSPP amounts, reflects the value of restricted stock units that were vested as of December 31, 2014 but not yet settled based on the closing price of our class A common stock on December 31, 2014 of $63.44.

Potential Payments Upon Termination or Change in Control

Executive Severance Plan

        Our Executive Severance Plan was adopted in May 2014 and covers all of our current named executive officers. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive an amount equal to (i) twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.

        If a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive an amount equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer's annual base salary and target annual bonus immediately prior to the change in control.

        The following table sets forth the amounts of compensation that would have been due to each of our named executive officers under the Executive Severance Plan in the event the named executive officer's employment with the Company terminated as of December 31, 2014.

Name	Resignation or Retirement	Involuntary Termination Without Cause	Involuntary Termination With Cause	Involuntary Termination Without Cause or Resignation for Good Reason Within 24 Months Following a Change in Control	Involuntary Termination Without Cause Within Six Months Preceding a Change in Control

Robert J. Pagano, Jr.	—	$1,413,539	—	$2,827,077	$2,827,077

Mario Sanchez	—	$385,161	—	$1,155,322	$1,155,322

Elie Melhem	—	$385,161	—	$1,155,322	$1,155,322

Kenneth R. Lepage	—	$346,447	—	$1,100,894	$1,100,894

David J. Coghlan	—	—	—	—	—

Dean P. Freeman	—	—	—	—	—

Equity Plans

        Under our 2004 Stock Incentive Plan, upon the termination of employment of a participant for any reason other than death or disability, all unvested stock options and performance stock units immediately terminate and unvested shares of restricted stock are automatically forfeited. If the participant's employment is terminated for cause, all stock options immediately terminate regardless of whether they are vested or unvested. If a participant's employment is terminated by reason of death or disability, all unvested stock options and shares of restricted stock immediately vest in full and the options may be exercised for a period of twelve months from the date of such termination of employment. For performance stock units, if a participant's employment is terminated due to death or disability during the last twelve months of the performance period, the participant will receive the number of shares actually earned and vested at the end of the performance period as if the participant had not terminated employment. If the participant's employment is terminated due to death or disability within the first twenty-four months of the performance period, the participant will receive the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.

        Under our Management Stock Purchase Plan, upon the termination of employment of a participant for any reason including death or disability, all vested restricted stock units will be exchanged for shares of class A common stock and the participant will receive a cash payment equal to the lesser of (i) the original purchase price paid for the unvested restricted stock units plus interest, or (ii) an amount equal to the number of unvested restricted stock units multiplied by the fair market value of our class A common stock on the termination date.

        Our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, performance stock units and restricted stock units will become fully vested. As of December 31, 2014, the named executive officers held the following unvested stock options, shares of restricted stock, performance stock units and restricted stock units that would have become fully vested upon a change in control.

Name	Number of Shares Underlying Unvested Options (#)	Value of Unvested Options ($)(1)	Number of Shares of Unvested Restricted Stock (#)	Value of Unvested Restricted Stock ($)(2)	Number of Shares Underlying Unvested Performance Stock Units (#)(3)	Value of Unvested Performance Stock Units ($)(2)	Number of Shares Underlying Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)(4)

Robert J. Pagano, Jr.	—	—	58,523	3,712,699	38,454	2,439,522	—	—

Mario Sanchez	24,263	297,405	9,731	617,335	4,596	291,570	1,898	51,165

Elie Melhem	28,158	405,445	10,231	649,055	4,596	291,570	3,777	105,398

Kenneth R. Lepage	32,058	540,046	11,180	709,259	4,465	283,260	2,791	90,819

David J. Coghlan	—	—	—	—	—	—	—	—

Dean P. Freeman	—	—	—	—	—	—	—	—

(1)
The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $63.44, the closing market price of our class A common stock on December 31, 2014, and then deducting the aggregate exercise price for these options.

(2)
The value of unvested shares of restricted stock and performance stock units was calculated by multiplying the number of shares of unvested restricted stock or performance stock units by $63.44, the closing market price of our class A common stock on December 31, 2014.

(3)
In the event of a change of control during the performance period, the participant would receive a number of shares equal to the greater of (i) the target number of performance stock units granted to the participant, or (ii) the number of performance stock units that would be earned based on the Company's performance determined as if the Company's last quarter end prior to the change of control was the last day of the performance period. The value of unvested performance stock units in this column was calculated using the target number of performance stock units granted to the participant.

(4)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $63.44, the closing market price of our class A common stock on December 31, 2014, and then deducting the aggregate purchase price paid for these restricted stock units.

        In the event their employment terminated as of December 31, 2014 in connection with a change in control of Watts Water, voluntary termination, death or disability, and involuntary termination, the named executive officers would not receive any additional value under the Pension Plan or the Supplemental Plan over and above the value of their accumulated benefit as a result of their termination.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Compensation Committee
Richard J. Cathcart, Chairperson Robert L. Ayers W. Craig Kissel

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires certain officers, directors and persons who own more than 10% of our class A common stock to file with the SEC initial reports of ownership and changes in ownership of our stock and provide copies of such forms to us. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2014, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis.

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. This includes the appointment and evaluation of our independent registered public accounting firm, oversight of our systems of internal accounting and financial controls, a review of management's assessment and management of risk, a review of the annual independent audit of our consolidated financial statements and internal control over financial reporting, review of our Codes of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and oversight of other compliance matters.

        The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2014 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed with KPMG LLP, our independent registered public accounting firm, under Public Company Accounting Oversight Board standards. The Audit Committee received from KPMG the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG's provision of other, non-audit related services to us is compatible with maintaining their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 and appointed KPMG as our independent registered public accounting firm for 2015.

The Audit Committee
Merilee Raines, Chairperson Bernard Baert Kennett F. Burnes John K. McGillicuddy

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Although Delaware law does not require that the appointment by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the appointment of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee and the Board recommend that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its appointment.

        We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

        During 2014, KPMG provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to ensure that the provision of such services does not impair KPMG's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from KPMG.

        The aggregate fees billed for professional services by KPMG in 2013 and 2014 for audit, audit-related, tax and non-audit services were:

Type of Fees	2013	2014
Audit Fees:	$3,110,155	$3,412,624
Audit-Related Fees:	$2,593	$2,438
Tax Fees:	$154,447	$149,050
All Other Fees:	—	—

Total:	$3,267,195	$3,564,111

        Audit fees primarily include fees we paid KPMG for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2013 and 2014 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees were for work performed by KPMG to review management's allocation of costs among entities within our European reporting segment. Tax fees include fees for tax compliance and tax advice.

        The Audit Committee and the Board of Directors recommend that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials (if applicable). This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth Lepage, Secretary, (978) 688-1811, or you can request a copy of any such document by visiting the Annual Meeting page of our Internet website at http://www.wattswater.com/annualmeeting. If you want to receive separate copies of the annual report, proxy statement and Notice of Internet availability of proxy materials (if applicable) in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

 STOCKHOLDER PROPOSALS

        In order for any stockholder proposal to be included in the proxy statement for our 2016 Annual Meeting, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth Lepage, Secretary, not later than December 2, 2015 and must satisfy certain rules of the SEC.

        Nominations and proposals of stockholders may also be submitted to us for consideration at the 2016 Annual Meeting if certain conditions set forth in our bylaws are satisfied, but will not be included in the proxy materials unless the conditions set forth in the preceding paragraph are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2015 Annual Meeting, which dates will be January 14, 2016 and February 28, 2016, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2016 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2015 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2016 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2016 Annual Meeting, as rescheduled). To submit a nomination or other proposal, a stockholder should send the nominee's name or proposal and appropriate supporting information required by our bylaws to the attention of our Secretary at the address provided above. To be considered, all nominations or proposals must comply with the requirements of our by-laws, a copy of which may be obtained without charge by sending a request to Kenneth Lepage at our principal executive offices.

Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.proxypush.com/wts Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 12, 2015. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 12, 2015. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of 01 Robert L. Ayers 04 W. Craig Kissel 07 Robert J. Pagano, Jr. ¦ Vote FOR ¦ Vote WITHHELD directors: 02 Bernard Baert 05 John K. McGillicuddy 08 Merilee Raines all nominees from all nominees 03 Richard J. Cathcart 06 Joseph T. Noonan (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. ¦ For ¦ Against ¦ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 and 2. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Address Change? Mark box, sign, and indicate changes below: ¦ Date TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Watts Water Technologies, Inc. 815 Chestnut Street North Andover, MA 01845-6098 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2015. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Robert J. Pagano, Jr. and Kenneth R. Lepage, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. WATTS WATER TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 13, 2015 9:00 a.m. Watts Water Technologies, Inc. 815 Chestnut Street North Andover, Massachusetts 01845

WATTS WATER TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 13, 2015 9:00 a.m. Watts Water Technologies, Inc. 815 Chestnut Street North Andover, Massachusetts 01845 CLASS B COMMON STOCK PROXY This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2015. The shares of Class B Common Stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Robert J. Pagano, Jr. and Kenneth R. Lepage, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of 01 Robert L. Ayers 04 W. Craig Kissel 07 Robert J. Pagano, Jr. . Vote FOR . Vote WITHHELD directors: 02 Bernard Baert 05 John K. McGillicuddy 08 Merilee Raines all nominees from all nominees 03 Richard J. Cathcart 06 Joseph T. Noonan (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided to the right.) 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. . For . Against . Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Address Change? Mark box, sign, and indicate changes below: . Date Signature(s) Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.